Exhibit 2.2

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

YUMANITY THERAPEUTICS, INC.,

YACHT MERGER SUB, INC.,

and

KINETA, INC.

Dated as of June 5, 2022

ARTICLE 1 DESCRIPTION OF TRANSACTION		2

1.1	Structure of the Merger	2
1.2	Effects of the Merger	2
1.3	Closing; Effective Time	3
1.4	Articles of Incorporation and Bylaws; Directors and Officers	3
1.5	Conversion of Company Shares, Options and Warrants	4
1.6	Closing of the Company’s Transfer Books	5
1.7	Surrender of Certificates	5
1.8	Dissenters’ Rights	7
1.9	Further Action	7
1.10	Tax Consequences	7

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		7

2.1	Subsidiaries; Due Organization; Etc	8
2.2	Certificate of Incorporation; Bylaws; Charters and Codes of Conduct	8
2.3	Capitalization, Etc	8
2.4	Financial Statements	10
2.5	Absence of Changes	11
2.6	Title to Assets	11
2.7	Real Property; Leasehold	12
2.8	Intellectual Property	12
2.9	Agreements, Contracts and Commitments	13
2.10	Liabilities	15
2.11	Compliance; Permits; Restrictions	15
2.12	Anti-Corruption Compliance; Trade Control Laws and Sanctions	17
2.13	Tax Matters	18
2.14	Employee Benefit Plans	20
2.15	Labor and Employment	22
2.16	Environmental Matters	24
2.17	Insurance	24
2.18	Legal Proceedings; Orders	25
2.19	Authority; Binding Nature of Agreement	25
2.20	Vote Required	26
2.21	Non-Contravention; Consents	26
2.22	No Financial Advisor	27
2.23	Privacy	27
2.24	Disclosure	28
2.25	No Other Representations or Warranties	28
2.26	Disclaimer of Other Representations and Warranties	28

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF YUMANITY AND MERGER SUB		28

3.1	Subsidiaries; Due Organization; Etc	29
3.2	Certificate of Incorporation; Bylaws; Charters and Codes of Conduct	29

3.3	Capitalization, Etc	30
3.4	SEC Filings; Financial Statements	32
3.5	Absence of Changes	34
3.6	Intellectual Property	34
3.7	Agreements, Contracts and Commitments	36
3.8	Liabilities	38
3.9	Compliance; Permits; Restrictions	38
3.10	Anti-Corruption Compliance; Trade Control Laws and Sanctions	39
3.11	Tax Matters	40
3.12	Employee Benefit Plans	42
3.13	Labor and Employment	44
3.14	Environmental Matters	46
3.15	Insurance	47
3.16	Legal Proceedings; Orders	47
3.17	Authority; Binding Nature of Agreement	48
3.18	Vote Required	48
3.19	Non-Contravention; Consents	48
3.20	Bank Accounts	50
3.21	No Financial Advisor	50
3.22	Title to Assets	50
3.23	Real Property; Leasehold	50
3.24	Valid Issuance	50
3.25	Privacy	50
3.26	Concurrent Financing	51
3.27	Disclosure	51
3.28	No Other Representations or Warranties	51
3.29	Disclaimer of Other Representations and Warranties	51

ARTICLE 4 CERTAIN COVENANTS OF THE PARTIES		52

4.1	Access and Investigation	52
4.2	Operation of Yumanity’s Business	53
4.3	Operation of the Company’s Business	54
4.4	Negative Obligations	55
4.5	No Solicitation	59

ARTICLE 5 ADDITIONAL AGREEMENTS OF THE PARTIES		60

5.1	Company Financial Statements; Registration Statement; Proxy Statement/Prospectus/Information Statement	60
5.2	Company Shareholder Written Consent	62
5.3	Yumanity Stockholders’ Meeting	64
5.4	Regulatory Approvals	67
5.5	Options, RSAs, RSUs and Warrants	67
5.6	Indemnification of Officers and Directors	71
5.7	Additional Agreements	72
5.8	Disclosure	73
5.9	Listing	73
5.10	Tax Matters	73

5.11	Legends	74
5.12	Cooperation	74
5.13	Directors and Officers	74
5.14	Section 16 Matters	75
5.15	Reverse Split	75
5.16	Covenants Regarding Concurrent Financing	75
5.17	Termination of Certain Agreements and Rights	76
5.18	Certificates	76
5.19	Litigation	78
5.20	Permitted Asset Disposition	79
5.21	Yumanity A&R Bylaws	79

ARTICLE 6 CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY		79

6.1	Effectiveness of Registration Statement	79
6.2	No Restraints	79
6.3	Stockholder Approval	79
6.4	No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business	80
6.5	Listing	80
6.6	Concurrent Financing	80

ARTICLE 7 ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF YUMANITY AND MERGER SUB		80

7.1	Accuracy of Representations	80
7.2	Performance of Covenants	81
7.3	Documents	81
7.4	No Company Material Adverse Effect	81
7.5	Termination of Investor Agreements	81
7.6	Lock-Up Agreements	82

ARTICLE 8 ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY		82

8.1	Accuracy of Representations	82
8.2	Performance of Covenants	82
8.3	Documents	82
8.4	Board of Directors	83
8.5	No Yumanity Material Adverse Effect	83
8.6	No Yumanity Indebtedness	83
8.7	Yumanity Net Cash Requirement	83

ARTICLE 9 TERMINATION		83

9.1	Termination	83
9.2	Effect of Termination	85
9.3	Expenses; Termination Fees	86

ARTICLE 10 MISCELLANEOUS PROVISIONS		88

10.1	Non-Survival of Representations and Warranties	88

10.2	Amendment	88
10.3	Waiver	88
10.4	Entire Agreement; Counterparts; Exchanges by Facsimile	89
10.5	Applicable Law; Jurisdiction	89
10.6	Assignability; No Third-Party Beneficiaries	90
10.7	Notices	90
10.8	Cooperation	91
10.9	Severability	91
10.10	Other Remedies; Specific Performance	91
10.11	Construction	92

Schedules:

Schedule A	Persons Executing Yumanity Stockholder Support Agreements
Schedule B	Persons Executing Company Shareholder Support Agreements and Lock-up Agreements
Schedule C	Investor Agreements

Exhibits:

Exhibit A	Definitions
Exhibit B	Form of Yumanity Stockholder Support Agreement
Exhibit C	Form of Company Shareholder Support Agreement
Exhibit D	Form of Lock-up Agreement

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 5, 2022, by and among YUMANITY THERAPEUTICS, INC., a Delaware corporation (“Yumanity”), YACHT MERGER SUB, INC., a Washington corporation and wholly-owned subsidiary of Yumanity (“Merger Sub”), and KINETA, INC., a Washington corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.    Yumanity and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the WBCA. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Yumanity.

B.    The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. By executing this Agreement, the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and intend to file the statement required by Treasury Regulations Section 1.368-3(a).

C.    The Yumanity Board of Directors (i) has determined that the Contemplated Transactions, including the Merger, are fair to and in the best interests of Yumanity and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Yumanity Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, the change of control of Yumanity, and the other actions contemplated by this Agreement and has deemed this Agreement advisable, (iii) has approved the issuance of shares of Yumanity Common Stock in connection with the Concurrent Financing, (iv) has approved the Reverse Split (to the extent applicable and deemed necessary by the Parties), and (v) has determined to recommend that the stockholders of Yumanity vote to approve the issuance of shares of Yumanity Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, the issuance of shares of Yumanity Common Stock in connection with the Concurrent Financing, the Reverse Split (to the extent applicable and deemed necessary by the Parties), and such other actions as contemplated by this Agreement.

D.    The Board of Directors of Merger Sub (i) has determined that the Contemplated Transactions, including the Merger, are fair to and in the best interests of Merger Sub and its sole shareholder, (ii) has adopted this Agreement and approved the Merger and the other transactions contemplated by this Agreement and has deemed this Agreement advisable, and (iii) has determined to recommend that the sole shareholder of Merger Sub vote to approve this Agreement and thereby approve the Merger and such other actions as contemplated by this Agreement.

E.    The Company Board of Directors (i) has determined that the Contemplated Transactions, including the Merger, are fair to and in the best interests of the Company and its shareholders, (ii) has adopted this Agreement and approved the Merger and the other transactions contemplated by this Agreement and has deemed this Agreement advisable, and (iii) has determined to recommend that the shareholders of the Company vote to approve this Agreement and thereby approve the Merger and such other actions as contemplated by this Agreement.

F.    In order to induce the Company to enter into this Agreement and to cause the Merger to be consummated, the officers and directors of Yumanity listed on Schedule A hereto (solely in their capacities as stockholders) are executing support agreements in favor of the Company concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit B (the “Yumanity Stockholder Support Agreements”).

G.    In order to induce Yumanity to enter into this Agreement and to cause the Merger to be consummated, certain shareholders of the Company listed on Schedule B hereto (solely in their capacities as shareholders) are executing (i) support agreements in favor of Yumanity concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit C (the “Company Shareholder Support Agreements”) and (ii) lock-up agreements in favor of Yumanity concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit D (the “Lock-up Agreements”).

H.    It is expected that within ten (10) Business Days after the Form S-4 Registration Statement is declared effective under the Securities Act, the holders of shares of Company Capital Stock sufficient to approve this Agreement and the Merger as required under the WBCA and will execute and deliver an action by written consent in a form reasonably acceptable to Yumanity approving this Agreement and the Merger.

J.    Concurrently with the execution and delivery of this Agreement, certain investors (each a “Concurrent Investor” and collectively the “Concurrent Investor(s)”) have executed a Securities Purchase Agreement (the “Securities Purchase Agreement”) among Yumanity and the Concurrent Investor(s) named therein (representing, collectively, an aggregate commitment of no less than the Concurrent Investment Amount), pursuant to which the Concurrent Investors will have agreed to purchase, and Yumanity has agreed to issue to the Concurrent Investors, the number of shares of Yumanity Common Stock set forth therein substantially concurrently with the Closing in connection with such financing, on the terms and subject to the conditions set forth in the Securities Purchase Agreement (the “Concurrent Financing”).

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

DESCRIPTION OF TRANSACTION

1.1    Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the WBCA.

1.3    Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Articles 6, 7 and 8, the consummation of the Merger (the “Closing”) shall take place at the offices of Goodwin Procter LLP, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Yumanity and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Washington articles of Merger with respect to the Merger, satisfying the applicable requirements of the WBCA and in a form reasonably acceptable to Yumanity and the Company (the “Articles of Merger”). The Merger shall become effective at the time specified in such Articles of Merger with the Secretary of State of the State of Washington or at such later time as may be specified in such Articles of Merger with the consent of Yumanity and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4    Articles of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)    the articles of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time (other than the fact that the name of the Surviving Corporation shall be “Kineta Operating, Inc.” or such other name as Yumanity and the Company may mutually agree upon), until thereafter amended as provided by the WBCA and such articles of incorporation;

(b)    the certificate of incorporation of Yumanity shall be identical to the certificate of incorporation of Yumanity as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at the Effective Time, Yumanity shall file one or more amendments to its certificate of incorporation to (i) effect the Reverse Split (to the extent applicable and mutually deemed necessary by the Parties), and (ii) make such other changes as are mutually agreeable to Yumanity and the Company, and, if required, have been approved by the requisite holders of Yumanity Common Stock;

(c)    the bylaws of the Surviving Corporation shall be amended and restated to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the WBCA and such bylaws; and

(d)    the directors and officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation, shall be the directors and officers as set forth in Section 5.13, after giving effect to the provisions of Section 5.13.

1.5    Conversion of Company Shares, Options and Warrants.

(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of Yumanity, Merger Sub, the Company or any stockholder of Yumanity or shareholder of the Company:

(i)    any Company Capital Stock held as treasury stock or held or owned by the Company, Merger Sub or any Subsidiary of the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)    subject to Section 1.5(c), each share of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Yumanity Common Stock equal to the Exchange Ratio.

(b)    If any shares of Company Common Stock outstanding immediately prior to the Effective Time are shares of Company Restricted Stock, then the shares of Yumanity Common Stock issued in exchange for such Company Restricted Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such Yumanity Common Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Yumanity is entitled to exercise any such repurchase option or other right set forth in the applicable agreement governing such Company Restricted Stock.

(c)    No fractional shares of Yumanity Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. Any holder of Company Common Stock (including any holders of Company Restricted Stock) who would otherwise be entitled to receive a fraction of a share of Yumanity Common Stock (after aggregating all fractional shares of Yumanity Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a letter of transmittal in accordance with Section 1.7 and accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Yumanity Common Stock on The Nasdaq Stock Market LLC (or such other Nasdaq market on which the Yumanity Common Stock then trades) on the date the Merger becomes effective.

(d)    All Company Options and Company RSUs outstanding immediately prior to the Effective Time under the Equity Incentive Plans and all Company Warrants outstanding immediately prior to the Effective Time shall be exchanged for options to purchase Yumanity Common Stock, restricted stock units with respect to Yumanity Common Stock, or warrants to purchase Yumanity Common Stock, as applicable, in accordance with Section 5.5(a).

(e)    Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

(f)    If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or Yumanity Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend or any subdivision, reclassification, recapitalization, split (including the Reverse Split, to the extent applicable and deemed necessary by the Parties), combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Company Capital Stock, Company Options and Company Warrants the same economic effect as contemplated by this Agreement prior to such event.

1.6    Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock, other than Dissenting Shares, outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Share Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Company Share Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.8.

1.7    Surrender of Certificates.

(a)    On or prior to the Closing Date, Yumanity and the Company shall mutually agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Yumanity shall deposit with the Exchange Agent: (i) certificates representing Yumanity Common Stock or non-certificated shares of Yumanity Common Stock represented by book entry that are issuable pursuant to Section 1.5(a) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The shares of Yumanity Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b)    At or before the Effective Time, the Company will deliver to Yumanity a true, complete and accurate listing of all record holders of Company Share Certificates at the Effective Time, including the number and class of shares of Company Capital Stock held by such record holder, and the number of shares of Yumanity Common Stock such holder is entitled to receive pursuant to Section 1.5 (the “Company Allocation Schedule”). Promptly after the Effective Time, Yumanity shall cause the Exchange Agent to mail to the Persons who were record holders of Company Share Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Yumanity may reasonably specify (including a provision confirming that delivery of Company Share Certificates shall be effected, and risk of loss and title to Company Share Certificates shall pass, only upon delivery of such Company Share Certificates to the Exchange Agent); and (ii) instructions for effecting the surrender of Company Share Certificates in exchange for certificated or non-certificated book entry shares representing shares of Yumanity Common Stock. Upon surrender of a Company Share

Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Yumanity: (A) the holder of such Company Share Certificate shall be entitled to receive in exchange therefor a certificate or book entry representing the number of whole shares of Yumanity Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a) (and cash in lieu of any fractional shares of Yumanity Common Stock pursuant to the provisions of Section 1.5(c)); and (B) the Company Share Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Company Share Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive a certificate or book entry representing shares of Yumanity Common Stock (and cash in lieu of any fractional shares of Yumanity Common Stock). If any Company Share Certificate shall have been lost, stolen or destroyed, Yumanity shall, in its discretion and as a condition precedent to the delivery of any certificate or book entry representing shares of Yumanity Common Stock, require the owner of such lost, stolen or destroyed Company Share Certificate to provide an applicable affidavit and indemnification agreement with respect to such Company Share Certificate.

(c)    No dividends or other distributions declared or made with respect to Yumanity Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Share Certificate with respect to the Yumanity Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Share Certificate or an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d)    Any portion of the Exchange Fund that remains undistributed to holders of Company Share Certificates as of the first anniversary of the Closing Date shall be delivered to Yumanity upon demand, and any holders of Company Share Certificates who have not theretofore surrendered their Company Share Certificates in accordance with this Section 1.8 shall thereafter look only to Yumanity for satisfaction of their claims for Yumanity Common Stock, cash in lieu of fractional shares of Yumanity Common Stock and any dividends or distributions with respect to shares of Yumanity Common Stock.

(e)    Each of the Parties and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder of any Company Share Certificate or any other Person such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Legal Requirement and shall be entitled to request any reasonably appropriate Tax forms, including IRS Form W-9 (or the appropriate IRS Form W-8, as applicable), from any recipient of payments hereunder. To the extent such amounts are so deducted or withheld, and remitted to the appropriate taxing authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)    No party to this Agreement shall be liable to any holder of any Company Share Certificate or to any other Person with respect to any shares of Yumanity Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8    Dissenters’ Rights.

(a)    Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who have exercised and perfected dissenters’ rights for such shares of Company Capital Stock in accordance with the WBCA (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 1.5 attributable to such Dissenting Shares. Such shareholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the WBCA, unless and until such shareholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the WBCA. All Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the WBCA shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.5.

(b)    The Company shall give Yumanity prompt written notice of any demands by dissenting shareholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands.

1.9    Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of the Company, Merger Sub and otherwise) to take such action.

1.10    Tax Consequences. For U.S. federal income Tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The parties to this Agreement adopt this Agreement as a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which Yumanity, Merger Sub and the Company are parties under Section 368(b) of the Code.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Yumanity as follows, except as set forth in the written disclosure schedule delivered by the Company to Yumanity (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 2.

The disclosures in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in this Article 2 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Company Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect, or is outside the Ordinary Course of Business.

2.1    Subsidiaries; Due Organization; Etc.

(a)    The Company has no Subsidiaries, except for the Entities identified in Part 2.1(a) of the Company Disclosure Schedule (the “Company Subsidiaries”); and neither the Company nor any of the other Entities identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. The Company has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)    Each of the Company and its Subsidiaries is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)    Each of the Company and its Subsidiaries is qualified to do business as a foreign corporation or limited liability company, as applicable, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

2.2    Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. The Company has made available to Yumanity accurate and complete copies of the articles of incorporation, bylaws and other charter and organizational documents, including all amendments thereto, for the Company and each Company Subsidiary. Neither the Company nor any Company Subsidiary has taken any action in breach or violation in any material respect of any of the material provisions of its articles of incorporation, bylaws and other charter and organizational documents nor is in breach or violation in any material respect of any of the material provisions of its articles of incorporation, bylaws and other charter and organizational documents.

2.3    Capitalization, Etc.

(a)    The authorized capital stock of the Company as of the date of this Agreement consists of (i) 45,000,000 shares of Company Voting Common Stock, $0.0001 par value, of which 23,094,040 shares have been issued and are outstanding as of the date of this

Agreement, and (ii) 205,000,000 shares of Company Non-Voting Common Stock, $0.0001 par value, of which 45,753,552 shares have been issued and are outstanding as of the date of this Agreement. The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 2.3(a)(i) of the Company Disclosure Schedule, none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein or as set forth in Part 2.3(a) of the Company Disclosure Schedule, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities. Part 2.3(a)(ii) of the Company Disclosure Schedule accurately and completely describes all repurchase rights held by the Company with respect to shares of Company Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(b)    Except for the Company’s Amended and Restated 2008 Stock Plan, the Company’s 2010 Equity Incentive Plan, and the Company’s 2020 Equity Incentive Plan (collectively, the “Equity Incentive Plans”), and except as set forth in Part 2.3(b) of the Company Disclosure Schedule, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date hereof, the Company has reserved 17,067,884 shares of Company Common Stock for issuance under the Equity Incentive Plans. Of such reserved shares of Company Common Stock, as of the date hereof, 3,535,884 shares have been issued pursuant to the exercise of outstanding options and the vesting of outstanding restricted stock units, options to purchase 13,183,877 shares have been granted and are currently outstanding, and 348,123 shares remain available for future issuance pursuant to the Equity Incentive Plans. Part 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (A) the name of the optionee; (B) the number of shares of Company Common Stock subject to such Company Option at the time of grant; (C) the number of shares of Company Common Stock subject to such Company Option as of the date of this Agreement; (D) the exercise price of such Company Option; (E) the date on which such Company Option was granted; (F) the applicable vesting schedule, including the number of vested and unvested shares subject to such Company Option; (G) the date on which such Company Option expires; and (H) whether such Company Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (I) whether or not such Company Option is an “early exercise” stock option. The Company has made available to Yumanity an accurate and complete copy of each of the Equity Incentive Plans and all forms of stock option agreements approved for use thereunder. No vesting of Company Options or Company RSUs will accelerate in connection with the closing of the Contemplated Transactions. Part 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company RSU outstanding as of the date of this Agreement: (A) the name of the holder; (B) the number of shares of Company Common Stock subject to such Company RSUs at the time of grant; (C) the date on which such Company RSUs were granted; and (D) the applicable vesting schedule, including the number of vested and unvested shares subject to such Company RSUs.

(c)    Except for the outstanding Company Options as set forth in Section 2.3(b), the Company RSUs set forth in Section 2.3(b) and the warrants identified on Part 2.3(c) of the Company Disclosure Schedule (the “Company Warrants”) or as set forth in Part 2.3(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its Subsidiaries; (iii) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

(d)    All outstanding shares of Company Capital Stock, as well as all options, warrants and other securities of the Company, have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. The Company has made available to Yumanity accurate and complete copies of all Company Warrants. Except as identified on Part 2.3(c) of the Company Disclosure Schedule, there are no warrants to purchase capital stock of the Company outstanding on the date of this Agreement.

2.4    Financial Statements.

(a)    Part 2.4(a) of the Company Disclosure Schedule includes true and complete copies of (i) the Company’s audited consolidated balance sheet at December 31, 2020, (ii) the Company’s unaudited consolidated balance sheet at December 31, 2021, (iii) the Company Unaudited Interim Balance Sheet, (iv) the Company’s audited consolidated statements of income, cash flow and shareholders’ equity for the year ended December 31, 2020, (v) the Company’s unaudited consolidated statements of income, cash flow and shareholders’ equity for the year ended December 31, 2021, and (vi) the Company’s unaudited statements of income and cash flow for the 3 months ended March 31, 2022 and for the corresponding period in the prior fiscal year (collectively, the “Company Financials”). The Company Financials (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the footnotes to such Company Financials and that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount other than as may be indicated in the notes thereto) applied on a consistent basis with the Company’s past practice unless otherwise noted therein throughout the periods indicated and (ii) fairly present in all material respects the financial condition and operating results of the Company and its consolidated Subsidiaries as of the dates and for the periods indicated therein.

(b)    Each of the Company and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and each of its Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c)    Part 2.4(c) of the Company Disclosure Schedule lists, and the Company has made available to Yumanity accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company or any of its Subsidiaries since January 1, 2020.

(d)    Since January 1, 2020, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, president or general counsel of the Company, the Company, the Company Board of Directors or any committee thereof. Since January 1, 2020, the Company has not identified, nor have the Company’s independent auditors identified to the Company, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any written claim or allegation regarding any of the foregoing.

2.5    Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule, between January 1, 2022 and the date of this Agreement and except as otherwise expressly contemplated by this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been (a) any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets or business of the Company or any Company Subsidiary (whether or not covered by insurance), (b) any Company Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (c) any event or development that would, if occurring following the execution of this Agreement, require the consent of Yumanity pursuant to Section 4.4(b).

2.6    Title to Assets. Each of the Company and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All such assets are owned by the Company or a Company Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or any Company Subsidiary; and (iii) liens listed in Part 2.6 of the Company Disclosure Schedule.

2.7    Real Property; Leasehold. Neither the Company nor any Company Subsidiary owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.7 of the Company Disclosure Schedule which are in full force and effect and with no existing default thereunder.

2.8    Intellectual Property.

(a)    Part 2.8(a) of the Company Disclosure Schedule lists all Company Registered Intellectual Property, including the jurisdictions in which each such item of Intellectual Property has been issued or registered, in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. The Company has taken reasonable actions to maintain and protect such Company-Owned IP Rights. As of the date hereof, all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein.

(b)    The Company and its Subsidiaries own each item of Company-Owned IP Rights, free and clear of any Encumbrances.

(c)     To the Knowledge of Company, the Company IP Rights are valid and enforceable. Company has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud with respect to such application.

(d)    To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as such business is currently conducted, and as has been conducted since January 1, 2018, does not infringe, misappropriate, or violate any Third-Party IP Rights. As of the date hereof, the Company has not received any written notice, which involves a claim of infringement, misappropriation or violation of any Third-Party IP Rights.

(e)    To the Knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any material Company-Owned IP Rights, by any third party. As of the date hereof, the Company has not instituted any Legal Proceedings for infringement or misappropriation of any Company-Owned IP Rights.

(f)    Each consultant and employee involved in the creation of any material Company-Owned IP Rights for the Company has executed proprietary information, confidentiality and assignment agreements that, to extent permitted by Law, assign to the Company and/or a Company Subsidiary (or otherwise grant sufficient rights in) all Intellectual Property that are developed by the employees in the course of their employment and contain confidentiality provisions protecting confidential information of the Company, and, with respect to consultants, all Intellectual Property that are developed by such consultants in the course of performing services for the Company or any Company Subsidiaries. The Company has provided to Yumanity copies of all such forms currently used by the Company.

(g)    No (i) government funding or (ii) facilities of a university, college, other educational institution or research center were used in the development of the Company-Owned IP Rights or any other Company Registered Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights or any other Company Registered Intellectual Property, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(h)    Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company’s obligations under this Agreement will cause (a) the forfeiture or termination of, or give rise to a right of forfeiture or termination of any material Company IP Right or any other Company-Owned IP Rights, or (b) additional payment obligations by the Company in order to use or exploit material Company IP Rights or any other Company-Owned IP Rights to the same extent as the Company was permitted before the date hereof.

(i)    The Company has taken commercially reasonable efforts to protect and preserve the confidentiality of all confidential or non-public information included in the Company-Owned IP Rights that the Company intends to retain as confidential (“Company Confidential Information”). To the Knowledge of the Company, all use and/or disclosure of Company Confidential Information by or to a third party has been pursuant to the terms of a written Contract between the Company or its Subsidiaries and such third party. To the Knowledge of the Company, the Company has not experienced any breach of security or otherwise unauthorized access by third parties to Company Confidential Information and any Company Confidential Information in Company’s or any of its Subsidiaries’ possession, custody or control.

(j)    Notwithstanding anything to the contrary contained herein, the representations and warranties contained in Section 2.8 are the only representations and warranties made by the Company that address matters relating to Intellectual Property.

2.9    Agreements, Contracts and Commitments. Part 2.9 of the Company Disclosure Schedule identifies:

(a)    each Company Contract relating to any bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements, other than Company Contracts on the Company’s standard form offer letter entered into in the Ordinary Course of Business;

(b)    each Company Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, not terminable at will by the Company or its Subsidiaries, except to the extent general principles of wrongful termination law may limit the Company’s, the Company’s Subsidiaries’ or such successor’s ability to terminate employees at will;

(c)    each Company Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(d)    each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between the Company and any of its officers or directors;

(e)    each Company Contract containing any covenant limiting the freedom of the Company, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person;

(f)    each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $50,000 and not cancelable without penalty;

(g)    each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(h)    each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $50,000 or creating any material Encumbrances with respect to any assets of the Company or any Company Subsidiary or any loans or debt obligations with officers or directors of the Company;

(i)    all material Contracts pursuant to which the Company or a Company Subsidiary grants any Person a license under any Company IP Rights, other than software licensed to customers in the Ordinary Course of Business;

(j)    other than “shrink wrap” and similar generally available commercial end-user licenses to software, all Contracts pursuant to which the Company or a Company Subsidiary is licensed to use any Third-Party IP Rights outside the Ordinary Course of Business;

(k)    each Company Contract (i) appointing a third party to distribute any Company product, service or technology (identifying any that contain exclusivity provisions); (ii) for a third party to provide services or products with respect to any pre-clinical or clinical development activities of the Company (iii) under which the Company or its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company or its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or such Company Subsidiary; or (iv) to license any third party to manufacture or produce any Company product, service or technology or any Contract to sell, distribute or commercialize any Company products or service except agreements in the Ordinary Course of Business;

(l)    each Company Contract with any financial advisor, broker, finder, investment banker or other Person providing advisory services to the Company in connection with the Contemplated Transactions; or

(m)    any other agreement, contract or commitment which is not terminable at will (with no penalty or payment) by the Company which involves payment or receipt by the Company or its Subsidiaries under any such agreement, contract or commitment of $100,000 or more in the aggregate or obligations after the date of this Agreement in excess of $100,000 in the aggregate. The Company has made available to Yumanity accurate and complete (except for applicable redactions thereto) copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. Except as set forth in Part 2.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which the Company or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (l) above (any such agreement, contract or commitment, a “Company Material Contract”) in such manner as would permit any party to cancel or terminate any Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from the Company, any Company Subsidiary or the Surviving Corporation to any Person under any Company Contract.

2.10    Liabilities. As of the date hereof, neither the Company nor any Company Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), except for: (a) Liabilities identified as such in the Company Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Company or its Subsidiaries since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance in the Ordinary Course of Business of obligations of the Company or any Company Subsidiary under Company Contracts, including the reasonably expected performance of such Company Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities described in Part 2.10 of the Company Disclosure Schedule.

2.11    Compliance; Permits; Restrictions.

(a)    The Company and each Company Subsidiary are, and since January 1, 2020 have been, in compliance in all material respects with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit, action or other Legal Proceeding by any Governmental Body is pending or, to the Knowledge of the Company, threatened against the

Company or any Company Subsidiary. There is no agreement, judgment, injunction, order or decree binding upon the Company or any Company Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any Company Subsidiary, any acquisition of material property by the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary as currently conducted, (ii) is reasonably likely to have a material adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)    Except for matters regarding the U.S. Food and Drug Administration (or any successor agency thereto) (“FDA”), the Company and its Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of the Company (the “Company Permits”) as currently conducted. Part 2.11(b) of the Company Disclosure Schedule identifies each Company Permit. Each of the Company and each Company Subsidiary is in material compliance with the terms of the Company Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of the Company, threatened in writing, which seeks to revoke, substantially limit, suspend, or materially modify any Company Permit. The rights and benefits of each material Company Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by the Company and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c)    There are no proceedings pending or, to the Knowledge of the Company, threatened in writing with respect to an alleged material violation by the Company or any of its Subsidiaries of the Federal Food, Drug, and Cosmetic Act (as amended, the “FDCA”), FDA regulations adopted thereunder, the Controlled Substance Act or any other similar Legal Requirements promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug or medical device products (“Drug/Device Regulatory Agency”).

(d)    The Company and each of its Subsidiaries holds all required Governmental Authorizations issuable by any Drug/Device Regulatory Agency necessary for the conduct of the business of the Company or such Subsidiary as currently conducted, and, as applicable, development, clinical testing and manufacturing as currently conducted, of any of its product candidates (the “Company Product Candidates”) (collectively, the “Company Regulatory Permits”), and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any materially adverse manner. The Company and each Company Subsidiary is in compliance in all material respects with the Company Regulatory Permits and has not received any written notice or other communication (in writing or otherwise) from any Drug/Device Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Regulatory Permit.

(e)    All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company or its Subsidiaries or in which the Company or its Subsidiaries or their respective current products or product candidates, including the Company Product Candidates, have participated were, and if still pending are being, conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug/Device Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 11, 50, 54, 56, 58, 312 and 812.

(f)    Neither the Company nor any of the Company Subsidiaries is the subject of any pending, or to the Knowledge of the Company or the Company Subsidiaries, threatened in writing investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company or any of the Company Subsidiaries, neither the Company nor any of the Company Subsidiaries has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of the Company, any of its Subsidiaries or any of their respective officers, employees or agents has been debarred or convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of the Company, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against the Company, any Company Subsidiary or any of their respective officers, employees or agents.

2.12    Anti-Corruption Compliance; Trade Control Laws and Sanctions.

(a)    For the past three years, Company, and its directors, officers and employees, and, to the knowledge of Company, its distributors, agents, representatives, sales intermediaries and or other Persons acting on behalf of Company have been in compliance in all material respects with all applicable Anti-Corruption Laws and Trade Control Laws.

(b)    For the past three years, Company has had in place policies, procedures, controls and systems reasonably designed to ensure compliance with all applicable Anti-Corruption Laws and Trade Control Laws.

(c)    None of Company, or any director, officer, employee or, to Company’s Knowledge, agent of Company is a Sanctioned Person.

(d)    There are no pending, or, to the knowledge of Company, threatened, actions, suits, proceedings, inquiries or investigations by any Governmental Body against Company with respect to any Anti-Corruption Laws or Trade Control Laws. In the past three years, Company has not been subject to any such actions, suits, proceedings, inquiries or investigations or made, nor, as of the date hereof, is aware of any reason to or intends to make any disclosure (voluntary or otherwise) to any Governmental Body with respect to any violation, potential violation, or Liability arising under or relating to any Anti-Corruption Laws or Trade Control Laws.

(e)    For the past three years, Company has maintained and currently maintains (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Company, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of Company were, have been and are executed only in accordance with management’s general or specific authorization.

2.13    Tax Matters.

(a)    All income and other material Tax Returns required to have been filed by the Company and each Company Subsidiary have been timely filed (taking into account any extension of time within which to file) with the applicable Governmental Body. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. No claim has ever been made by any Governmental Body in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b)    All material Taxes due and owing by the Company or any Company Subsidiary (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of the Company and any Company Subsidiary have been reserved for on the Company Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Company Unaudited Interim Balance Sheet, neither the Company nor any Company Subsidiary has incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c)    The Company and each Company Subsidiary have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(d)    There are no material Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Company’s Unaudited Interim Balance Sheet) upon any of the assets of the Company or any Company Subsidiary.

(e)    No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Governmental Body with respect to the Company or any Company Subsidiary which agreement or ruling would be effective after the Closing Date.

(f)    No material deficiencies for Taxes with respect to the Company or any Company Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other Legal Proceedings for or relating to any liability in respect of Taxes of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency or for filing any Tax Return, or consented to extend the period in which Tax may be assessed or collected by any Tax authority.

(g)    The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)    Neither the Company nor any Company Subsidiary is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or other similar agreement or arrangement (other than customary commercial Contracts the principal subject matter of which is not Taxes).

(i)    Neither the Company nor any Company Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company). Neither the Company nor any Company Subsidiary has any Liability for the Taxes of any Person (other than the Company and any Company Subsidiary) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract, or otherwise (other than customary commercial Contracts the principal subject matter of which is not Taxes).

(j)    Neither the Company nor any Company Subsidiary has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provision of state, local, or non-U.S. law).

(k)    Neither the Company nor any Company Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2).

(l)    Neither the Company nor any Company Subsidiary (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, (iii) has ever been subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business in such other country, or (iv) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) or is treated as a U.S. corporation under Section 7874(b) of the Code.

(m)    Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) consummated on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law). The Company has not made any election under Section 965(h) of the Code.

(n)    Neither the Company nor any Company Subsidiary has taken or agreed to take any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o)    Neither the Company nor any Company Subsidiary has deferred the payment of any employer payroll Taxes pursuant to the CARES Act.

2.14    Employee Benefit Plans.

(a)    Part 2.14(a) of the Company Disclosure Schedule lists all material Company Employee Plans. “Company Employee Plans” shall mean: (i) all employee benefit plans (as defined in Section 3(3) of ERISA whether or not subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination or severance Contracts to which the Company or any of its Subsidiaries is a party (except for offer letters or employment agreements that provide for employment that is terminable at will and without material cost or liability to the Company or its Subsidiaries), with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any obligation or that are maintained, contributed to or sponsored by the Company or any Company Affiliate for the benefit of any current or former employee, officer or director of the Company or any Company Affiliate and (ii) and any material consulting contracts, arrangements or understandings between the Company or any Company Affiliate and any natural person consultant of the Company or any Company Affiliate.

(b)    The Company has made available to Yumanity a true and complete copy of each material Company Employee Plan and has made available to Yumanity a true and complete copy of each material plan document (or, for any unwritten Company Employee Plan, a written description of the material terms of such Company Employee Plan) (except for individual written Company Option agreements, in which case only forms of such agreements have been made available, unless such individual agreements materially differ from such forms), including as applicable (i) a copy of each trust or other funding arrangement, (ii) the most recent summary plan description and summary of material modifications, (iii) annual reports on IRS Form 5500 for the most recent plan year, (iv) the most recently received IRS determination letter for each such Company Employee Plan, (v) the most recently prepared actuarial report and financial statement in connection with each such Company Employee Plan for each of the prior three (3) years, and (vi) any material non-routine correspondence received or submitted to any Governmental Body within the prior three (3) years. Neither the Company nor any Company Subsidiary has any express or implied commitment (i) to create, enter into, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (ii) to enter into any Contract to provide compensation or benefits to any individual other than in the Ordinary Course of Business, or (iii) to modify, change or terminate any Company Employee Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable law.

(c)    No Company Employee Plan is, and neither the Company nor any of its Subsidiaries or Company Affiliates has ever maintained, contributed to, or had any liability or obligation to contribute to, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) (a “Multiple Employer Plan”), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) a funded welfare benefit plan (within the meaning of Section 210 of ERISA or Section 413(c) of the Code (a “Funded Welfare Plan”), or (v) any plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

(d)    None of the Company Employee Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable law.

(e)    Except as provided in this Agreement or as set forth in Part 2.14(e) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the Contemplated Transactions (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Company Employee Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Company Employee Plan, (iii) trigger any obligation to fund any Company Employee Plan, (iv) limit the right to merge, amend or terminate any Company Employee Plan or (v) result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to the Company and its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

(f)    No current or former director, employee, or consultant of the Company is entitled to receive a tax gross-up or “make-whole” payment from the Company with respect to any taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code, or otherwise.

(g)    Each Company Employee Plan has been established and operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. The Company and Company’s Subsidiaries have performed all material obligations required to be performed by them under and are not in material default under or in material violation of, and, to the Knowledge of the Company, there is no material default or material violation by any party to, any Company Employee Plan. No Legal Proceeding is pending or threatened with respect to any Company Employee Plan (other than routine claims for benefits in the Ordinary Course of Business), and to the Knowledge of the Company, there is no reasonable basis for any such Legal Proceeding.

(h)    Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, notification or advisory letter with respect to such qualification, or may rely upon an opinion letter for a prototype plan, and no event or omission has occurred that would cause any Company Employee Plan to lose such qualification or require corrective action to the IRS Employee Plans Compliance Resolution System to maintain such qualification.

(i)    There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any Company Employee Plan that would reasonably be expected to result in liability to the Company or any of its Subsidiaries. All contributions, premiums or payments required to be made with respect to any Company Employee Plan have been made on or before their due dates, except as would not result in material liability to the Company or its Subsidiaries. There are no claims pending or threatened, other than routine claims for benefits. All reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed.

(j)    Each Company Employee Plan that is in any part a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No Company Employee Plan or Company Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.

(k)    No Company Employee Plan is subject to the laws of any jurisdiction outside the United States.

2.15    Labor and Employment.

(a)    The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including but not limited to those related to wages, hours, collective bargaining, equal employment opportunity, occupational health and safety, immigration, individual and collective consultation, notice of termination, and redundancy, and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no charge or other Legal Proceeding pending or, to the Knowledge of the Company, threatened or reasonably anticipated before the U.S. Equal Employment Opportunity Commission (the “EEOC”), any court, or any other Governmental Authority of competent jurisdiction with respect to the employment practices of the Company or any Company Subsidiary, except as described on Part 2.15(a) of the Company Disclosure Schedule. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, the EEOC or any other Governmental Authority of competent jurisdiction relating to employees or employment practices. Neither the Company nor any Company Subsidiary has received any notice of intent by the EEOC or any other Governmental Authority of competent jurisdiction responsible for the enforcement of labor or employment Laws to conduct an investigation or inquiry relating to the Company or any Company Subsidiary, and to the Knowledge of the Company, no such investigation or inquiry is in progress. The employment of all employees of the Company and its Subsidiaries is terminable at will without cost or liability to the Company or its Subsidiaries, except for amounts earned prior to the time of termination and except as set forth in Part 2.15(a) of the Company Disclosure Schedule).

(b)    The Company has made available to Yumanity a list of each employee and consultant that provides services to the Company or any Company Subsidiary and the location in which each such employee and consultant is based and primarily performs his or her duties or services. No Key Employee has advised the Company or any Company Subsidiary in writing of his or her intention to terminate his or her relationship as an employee of the Company or such Subsidiary for any reason, including because of the consummation of the Contemplated Transactions and, except as set forth in Part 2.15(b) of the Company Disclosure Schedule, the Company and the Subsidiary have no plans or intentions to terminate any such Key Employee. Part 2.15(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all offers of employment that are outstanding to any person from the Company or any Company Subsidiary.

(c)    To the Knowledge of the Company, no employee, officer or director of the Company or any Company Subsidiary is a party to, or is otherwise bound by, any Contract with a former employer, including any confidentiality, non-competition or proprietary rights agreement, that affects (i) the performance of his or her duties as an employee, officer or director of the Company or the Company Subsidiary, or (ii) the ability of the Company or any Company Subsidiary to conduct its business, in each case in any manner that would have a Company Material Adverse Effect. To the Knowledge of the Company, no employee, officer or director of the Company is in violation, in any material respect, of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer, which violation would have a Company Material Adverse Effect.

(d)    There are no material controversies pending or, to the Knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective present or former employees or independent contractors.

(e)    Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union Contract applicable to persons employed by the Company or any Company Subsidiary; to the Knowledge of the Company, none of the employees or independent contractors of the Company or any Company Subsidiary is represented by any union, works council, or any other labor organization; and, to the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any such employees or independent contractors.

(f)    There are no grievances filed pursuant to any collective bargaining agreement, work council agreement or other labor contract currently pending against the Company or any Company Subsidiary. There are no unfair labor practice complaints pending, or, to the Knowledge of Company, threatened, against the Company or any Company Subsidiary before the National Labor Relations Board or any court, tribunal or other Governmental Authority of competent jurisdiction, or any current union representation questions involving employees of the Company or any Company Subsidiary. There is no strike, slowdown, work stoppage lockout, or similar labor disputes, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

(g)    Except as would not result in material liability to the Company, all individuals who are or were performing consulting or other services for the Company or any Company Subsidiary have been correctly classified by the Company or the Company Subsidiary in all material respects as either “independent contractors” or “employees” as the case may be. Except as would not result in material liability to the Company or its Subsidiaries, all individuals who are classified as exempt and are or were performing services for the Company or any Company Subsidiary have been correctly classified by the Company or the Company Subsidiary in all material respects as “exempt” from all applicable wage and hour Laws, including but not limited to Laws governing minimum wage, overtime compensation, meal periods and rest breaks.

(h)    The Company and each Company Subsidiary is in compliance with all Laws applicable to employment and employment practices, including all Laws respecting terms and conditions of employment, wages, hours, equal employment opportunity, employment discrimination, worker classification (including the proper classification of workers as independent contractors and consultants and exempt or non-exempt), immigration, work authorization, occupational health and safety, workers’ compensation, the payment of social security and other employment taxes, disability rights or benefits, plant closures and layoffs, affirmative action and affirmative action plans, labor relations, employee leave issues and unemployment insurance.

2.16    Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Neither the Company nor any Company Subsidiary has received since January 1, 2020 any written notice or other communication (in writing or otherwise), whether from a Governmental Body or employee, that alleges that the Company or any Company Subsidiary is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s or any of its Subsidiaries’ compliance with any Environmental Law in the future. To the Knowledge of the Company: (i) no current or prior owner of any property currently or then leased or controlled by the Company or any of its Subsidiaries has received since January 1, 2020 any written notice or other communication (in writing or otherwise) relating to property owned or leased by the Company or any of its Subsidiaries, whether from a Governmental Body or employee, that alleges that such current or prior owner or the Company or any of its Subsidiaries is not in compliance with or has violated any Environmental Law relating to such property and (ii) neither the Company nor any of its Subsidiaries has any material liability under any Environmental Law that would reasonably be expected to have a Company Material Adverse Effect.

2.17    Insurance.

(a)    The Company has made available to Yumanity accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each Company Subsidiary. Each of the insurance policies is in full force and effect and the Company and each Company Subsidiary are in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2020, neither the Company nor any Company Subsidiary has received any written notice or other written communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. To the Knowledge of the Company, there is no pending workers’ compensation or other claim under or based upon any insurance policy of the Company or any Company Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of the Company and each Company Subsidiary is accurate and complete in all material respects. The Company and each Company Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against the Company or any Company Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or, to the Knowledge of the Company, informed the Company or any Company Subsidiary of its intent to do so.

(b)    The Company has made available to Yumanity accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by the Company and each Company Subsidiary as of the date of this Agreement (the “Existing Company D&O Policies”). Part 2.17(b) of the Company Disclosure Schedule accurately sets forth the most recent annual premiums paid by the Company and each Company Subsidiary with respect to the Existing Company D&O Policies.

2.18    Legal Proceedings; Orders.

(a)    Except as set forth in Part 2.18(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of its Subsidiaries, any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will give rise to or serve as the basis for the commencement of any meritorious Legal Proceeding.

(b)    There is no order, writ, injunction, judgment or decree to which the Company or any Company Subsidiary, or any of the material assets owned or used by the Company or any Company Subsidiary, is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company or any Company Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any Company Subsidiary or to any material assets owned or used by the Company or any Company Subsidiary.

2.19     Authority; Binding Nature of Agreement. The Company and each Company Subsidiary have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Company Board of Directors (at one or more meetings duly called and held) has: (a) determined that the Contemplated Transactions are advisable and fair to and in the best interests of the Company and its shareholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Contemplated Transactions, subject to the Required Company Shareholder Vote; and (c) recommended the adoption and approval of this Agreement by the holders of Company Capital Stock. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Yumanity, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Company Shareholder Support Agreements, the Company Board of Directors approved the Company Shareholder Support Agreements and the transactions contemplated thereby.

2.20    Vote Required. The affirmative vote of a majority of the shares of the Company Voting Common Stock, as outstanding on the record date for the Company Shareholder Written Consent and entitled to vote thereon (the “Required Company Shareholder Vote”) is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt or approve this Agreement and approve the Contemplated Transactions and the matters set forth in Section 5.2(a).

2.21    Non-Contravention; Consents. Subject to Part 2.21 of the Company Disclosure Schedule, and subject to obtaining the Required Company Shareholder Vote, the filing of the Articles of Merger required by the WBCA and any filings or notifications that may be required in connection with the Contemplated Transactions under any US or non-US antitrust, merger control, or competition laws, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)    contravene, conflict with or result in a violation of (i) any of the provisions of the articles of incorporation, bylaws or other charter or organizational documents of the Company or (ii) any resolution adopted by the Company shareholders, the Company Board of Directors or any committee of the Company Board of Directors;

(b)    contravene, conflict with or result in a material violation of, or give any Governmental Body or, to the Knowledge of the Company, other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company or its Subsidiaries, or any of the assets owned or used by the Company or its Subsidiaries, is subject;

(c)    contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or its Subsidiaries or that otherwise relates to the business of the Company or its Subsidiaries or to any of the material assets owned or used by the Company or its Subsidiaries;

(d)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Contract; (iii) accelerate the maturity or performance of any Company Contract; or (iv) cancel, terminate or modify any term of any Company Contract, except, in the case of any Company Material Contract, any non-material breach, default, penalty or modification and, in the case of all other Company Contracts, any breach, default, penalty or modification that would not result in a Company Material Adverse Effect;

(e)    result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by the Company or its Subsidiaries (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company); or

(f)    result in the transfer of any material asset of the Company or its Subsidiaries to any Person.

Except (i) for any Consent set forth in Part 2.21 of the Company Disclosure Schedule under any Company Contract, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Washington pursuant to the WBCA, and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither the Company nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

2.22    No Financial Advisor. Except as set forth in Part 2.22 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

2.23    Privacy. The Company has complied in all material respects with all Privacy Obligations and its respective internal and external privacy policies relating to the use, collection, storage, disclosure and transfer of any Personal Information collected by the Company or by third parties having authorized access to the records of the Company. The execution, delivery and performance of this Agreement will comply in all material respects with all Privacy Obligations and with the Company’s privacy policies. The Company has not received a written complaint regarding the Company’s collection, use or disclosure of Personal Information. There has been no (i) unauthorized acquisition of, access to, loss of, misuse (by any means) of any Sensitive Data, or (ii) unauthorized or unlawful processing of any Sensitive Data or Personal Information, in each case, used or held for use by or on behalf of the Company. No Person has, in the last three (3) years, threatened to bring any proceeding pursuant to any written notice, or commenced any proceeding with respect to the Company’s privacy, security or data protection practices, including any loss, damage or unauthorized access, use, disclosure, modification or other misuse of any Personal Information maintained by, or on behalf of, the Company and, to the Company’s Knowledge, there is no reasonable basis for such proceeding.

2.24    Disclosure. The information supplied by the Company and each Company Subsidiary for inclusion in the Proxy Statement (including any Company Financials and the Required Company Financials when delivered pursuant to Section 5.1(a)) will not, as of the date of the Proxy Statement or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

2.25    No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Yumanity or Merger Sub in connection with the transactions contemplated hereby.

2.26    Disclaimer of Other Representations and Warranties. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) each of Yumanity and Merger Sub is not making and has not made any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of the Company or its Representatives is relying on any representation or warranty of Yumanity or Merger Sub except for those expressly set forth in this Agreement, (b) no Person has been authorized by Yumanity or Merger Sub to make any representation or warranty relating to Yumanity or Merger Sub or their respective businesses, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by Yumanity or Merger Sub and (c) any estimates, projections, forecasts, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF YUMANITY AND MERGER SUB

Yumanity and Merger Sub represent and warrant to the Company as follows, except as set forth in (a) the written disclosure schedule delivered by Yumanity to the Company (the “Yumanity Disclosure Schedule”) or (b) the Yumanity SEC Documents (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof, and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature, and provided that in the event of any inconsistency between any disclosure in the Yumanity Disclosure Schedule and in the Yumanity SEC Documents, the inconsistent disclosure in the Yumanity SEC Documents shall be ignored, provided further that it is understood that the omission of a disclosure in the Yumanity Disclosure Schedule shall not be deemed, in and of itself, to be an inconsistency) filed with or furnished to the SEC by the Company on or after January 1, 2020 and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system on or before the day that is one (1) Business Day prior to the date of this Agreement. The Yumanity Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 3. The disclosures in any section or subsection of the Yumanity Disclosure Schedule shall qualify other sections and subsections in this Article 3 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Yumanity Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Yumanity Material Adverse Effect, or is outside the Ordinary Course of Business.

3.1    Subsidiaries; Due Organization; Etc.

(a)    Other than Merger Sub, Yumanity has no Subsidiaries, except for the Entities identified in Part 3.1(a) of the Yumanity Disclosure Schedule; and neither Yumanity nor any of the other Entities identified in Part 3.1(a) of the Yumanity Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Yumanity Disclosure Schedule. Yumanity has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Yumanity has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)    Each of Yumanity and the Yumanity Subsidiaries is a corporation or company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)    Each of Yumanity and the Yumanity Subsidiaries is qualified to do business as a foreign corporation or company, as applicable, and is in good standing (or the equivalent thereof, if applicable, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Yumanity Material Adverse Effect.

3.2    Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. Yumanity has made available to the Company accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto, for Yumanity and each Yumanity Subsidiary. Neither Yumanity nor any Yumanity Subsidiary has taken any action in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents nor is in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents.

3.3    Capitalization, Etc.

(a)    The authorized capital stock of Yumanity consists of (i) 125,000,000 shares of Yumanity Common Stock, par value $0.001 per share, of which 10,846,945 shares have been issued and are outstanding as of June 3, 2022 (the “Capitalization Date”) and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding as of the Capitalization Date. Yumanity does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Yumanity Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Yumanity Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Yumanity Capital Stock is subject to any right of first refusal in favor of Yumanity. Except as contemplated herein and except as identified on Part 3.3(a)(i) of the Yumanity Disclosure Schedule, there is no Yumanity Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Yumanity Capital Stock. Yumanity is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Yumanity Capital Stock or other securities. Part 3.3(a)(ii) of the Yumanity Disclosure Schedule accurately and completely describes all repurchase rights held by Yumanity with respect to shares of Yumanity Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(b)    Except for the Yumanity 2016 Stock Option and Incentive Plan (the “2016 Plan”), the Yumanity 2016 Employee Stock Purchase Plan (the “ESPP”), the Yumanity 2018 Stock Option and Grant Plan (the “2018 Plan”) or the Yumanity 2021 Inducement Plan (the “2021 Plan”), or except as set forth in Part 3.3(b) of the Yumanity Disclosure Schedule, Yumanity does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date hereof, Yumanity has reserved 699,061 shares of Yumanity Common Stock for issuance under the 2016 Plan, 48,564 shares of Yumanity Common Stock for issuance under the ESPP, 1,527,210 shares of Yumanity Common Stock for issuance under the 2018 Plan and 400,000 shares of Yumanity Common Stock for issuance under the 2021 Plan. As of the date hereof, of such reserved shares of Yumanity Common Stock, 1,441,257 shares of Yumanity Common Stock may be issued upon the exercise of outstanding stock options and the vesting of outstanding restricted stock units as of the Capitalization Date, 556,338 shares remain available for future issuance pursuant to the 2016 Plan, 203,321 shares remain available for future issuance pursuant to the 2018 Plan and 248,725 shares remain available for future issuance pursuant to the 2021 Plan. Part 3.3(b)(i) of the Yumanity Disclosure Schedule sets forth the following information with respect to each Yumanity Option outstanding as of the date of this Agreement: (A) the name of the optionee; (B) the number of shares of Yumanity Common Stock subject to such Yumanity Option at the time of grant; (C) the number of shares of Yumanity Common Stock subject to such Yumanity Option as of the date of this Agreement; (D) the exercise price of such Yumanity Option; (E) the date on which such Yumanity Option was granted; (F) the applicable vesting schedule, including the number of vested and unvested shares subject to such Yumanity Option; (G) the date on which such Yumanity

Option expires; (H) whether such Yumanity Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (I) whether or not such Yumanity Option is an “early exercise” stock option. Yumanity has made available to the Company an accurate and complete copy of the 2016 Plan, the ESPP, the 2018 Plan and the 2021 Plan and the forms of all equity awards approved for use thereunder. Except as provided in this Agreement, no vesting of Yumanity Options or Yumanity RSUs will accelerate in connection with the closing of the Contemplated Transactions. Part 3.3(b)(ii) of the Yumanity Disclosure Schedule sets forth the following information with respect to each Yumanity RSU outstanding as of the date of this Agreement: (A) the name of the holder; (B) the number of shares of Yumanity Common Stock subject to such Yumanity RSUs at the time of grant; (C) the number of shares of Yumanity Common Stock subject to such Yumanity RSUs as of the date of this Agreement; (D) the date on which such Yumanity RSUs were granted; and (E) the applicable vesting schedule, including the number of vested and unvested shares subject to such Yumanity RSUs. Part 3.3(b)(iii) of the Yumanity Disclosure Schedule sets forth the following information with respect to each Yumanity RSA outstanding as of the date of this Agreement: (A) the name of the holder; (B) the number of shares of Yumanity Common Stock subject to such Yumanity RSAs at the time of grant; (C) the number of shares of Yumanity Common Stock subject to such Yumanity RSAs as of the date of this Agreement; (D) the date on which such Yumanity RSAs were granted; and (E) the applicable vesting schedule, including the number of vested and unvested shares subject to such Yumanity RSAs.

(c)    Except for the outstanding Yumanity Options as set forth in Section 3.3(b), for the warrants identified in Yumanity’s most recent Quarterly Report on Form 10-Q filed with the SEC as of the date hereof (the “Yumanity Warrants”) or as set forth in Part 3.3(c) of the Yumanity Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Yumanity or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Yumanity or any of its Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Yumanity or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Yumanity or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Yumanity or any of its Subsidiaries.

(d)    All outstanding shares of Yumanity Capital Stock, as well as all options, warrants and other securities of Yumanity have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. Yumanity has made available to the Company accurate and complete copies of all Yumanity Warrants. Except as identified on Part 3.3(c) of the Yumanity Disclosure Schedule, there are no warrants to purchase capital stock of Yumanity outstanding on the date of this Agreement.

3.4    SEC Filings; Financial Statements.

(a)    Yumanity has made available to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Yumanity with the SEC since January 1, 2020 (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Yumanity SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Except as set forth in Part 3.4(a) of the Yumanity Disclosure Schedule, all material statements, reports, schedules, forms and other documents required to have been filed by Yumanity or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Yumanity SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to Yumanity’s Knowledge, as of the time they were filed, none of the Yumanity SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Yumanity SEC Document has been amended or superseded by a later Yumanity SEC Document filed prior to the date hereof. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Yumanity SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements. As used in this Article 3, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)    The financial statements (including any related notes) contained or incorporated by reference in the Yumanity SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present in all material respects the consolidated financial position of Yumanity as of the respective dates thereof and the results of operations and cash flows of Yumanity for the periods covered thereby. Other than as expressly disclosed in the Yumanity SEC Documents filed prior to the date hereof, there has been no material change in Yumanity’s accounting methods or principles that would be required to be disclosed in Yumanity’s financial statements in accordance with GAAP. The books of account and other financial records of Yumanity and each of its Subsidiaries are true and complete in all material respects.

(c)    Yumanity’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Yumanity, “independent” with respect to Yumanity within the meaning of Regulation S-X under the Exchange Act; and (iii) to the

Knowledge of Yumanity, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d)    Except as set forth in Part 3.4(d) of the Yumanity Disclosure Schedule, from January 1, 2020, through the date hereof, Yumanity has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Yumanity Common Stock on the Nasdaq Global Market. Yumanity has not disclosed any unresolved comments in its Yumanity SEC Documents.

(e)    Since January 1, 2020, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Yumanity, the Yumanity Board of Directors or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)    Yumanity is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the Nasdaq Global Market.

(g)    Yumanity maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Yumanity maintains records that in reasonable detail accurately and fairly reflect Yumanity’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Yumanity Board of Directors, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Yumanity’s assets that could have a material effect on Yumanity’s financial statements. Yumanity has evaluated the effectiveness of Yumanity’s internal control over financial reporting and, to the extent required by applicable law, presented in any applicable Yumanity SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Yumanity has disclosed to Yumanity’s auditors and the Audit Committee of the Yumanity Board of Directors (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Yumanity’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Yumanity’s internal control over financial reporting. Except as disclosed in the Yumanity SEC Documents filed prior to the date hereof, Yumanity has not identified any material weaknesses in the design or operation of Yumanity’s internal control over financial reporting. Since January 1, 2020, there have been no material changes in Yumanity’s internal control over financial reporting.

(h)    Yumanity’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Yumanity in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Yumanity’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(i)    Since January 1, 2020, (i) Yumanity has not received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Yumanity’s internal accounting controls relating to periods after January 1, 2020, including any material complaint, allegation, assertion or claim that Yumanity has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date of this Agreement which have no reasonable basis), and (ii) no attorney representing Yumanity, whether or not employed by Yumanity, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2020, by Yumanity or agents to the Yumanity Board of Directors or any committee thereof or, to the Knowledge of Yumanity, to any director or officer of Yumanity.

3.5    Absence of Changes. Except as set forth in Part 3.5 of the Yumanity Disclosure Schedule, between January 1, 2022 and the date of this Agreement and except as otherwise expressly contemplated by this Agreement, Yumanity has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been (a) any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets or business of Yumanity or any Yumanity Subsidiary (whether or not covered by insurance), (b) any Yumanity Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Yumanity Material Adverse Effect, or (c) any event or development that would, if occurring following the execution of this Agreement require the consent of the Company pursuant to Section 4.4(a).

3.6     Intellectual Property.

(a)    Part 3.6(a) of the Yumanity Disclosure Schedule lists: (i) all Yumanity Registered Intellectual Property, including the jurisdictions in which each such item of Intellectual Property has been issued or registered, in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made and (ii) all actions that are required to be taken by Yumanity within 60 days of the date hereof with respect to such Yumanity-Owned IP Rights in order to avoid prejudice to, impairment or abandonment of such Yumanity-Owned IP Rights. Yumanity has taken reasonable actions to maintain and protect such Yumanity-Owned IP Rights. As of the date hereof, all registration, maintenance and renewal fees currently due in connection with such Yumanity Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Yumanity Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Yumanity Registered Intellectual Property and recording Yumanity’s ownership interests therein.

(b)    Yumanity and the Yumanity Subsidiaries own each item of Yumanity-Owned IP Rights, free and clear of any Encumbrances.

(c)     To the Knowledge of Yumanity, the Yumanity IP Rights are valid and enforceable. Yumanity has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Yumanity Registered Intellectual Property that would constitute fraud with respect to such application.

(d)    To the Knowledge of Yumanity, the operation of the business of Yumanity and the Yumanity Subsidiaries as such business is currently conducted, as has been conducted since January 1, 2018, does not infringe, misappropriate, or violate any Third-Party IP Rights. As of the date hereof Yumanity has not received any written notice, which involves a claim of infringement or misappropriation or violation of any Third-Party IP Rights.

(e)    To the Knowledge of Yumanity, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Yumanity-Owned IP Rights, by any third party. As of the date hereof, Yumanity has not instituted any Legal Proceedings for infringement or misappropriation of any Yumanity-Owned IP Rights.

(f)    Each consultant and employee involved in the creation of any material Yumanity-Owned IP Rights for Yumanity has executed proprietary information, confidentiality and assignment agreements that, to extent permitted by Law, assign to Yumanity and/or a Yumanity Subsidiary (or otherwise grant sufficient rights in) all Intellectual Property that are developed by the employees in the course of their employment and contain confidentiality provisions protecting confidential information of the Company, and, with respect to consultants, all Intellectual Property that are developed by such consultants in the course of performing services for Yumanity or any Yumanity Subsidiaries. Yumanity has provided to the Company copies of all such forms currently used by Yumanity.

(g)     No (i) government funding or (ii) facilities of a university, college, other educational institution or research center were used in the development of the Yumanity-Owned IP Rights or any other Yumanity Registered Intellectual Property. To the Knowledge of Yumanity, no current or former employee, consultant or independent contractor of Yumanity, who was involved in, or who contributed to, the creation or development of any Yumanity-Owned IP Rights or any other Yumanity Registered Intellectual Property, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Yumanity.

(h)    Neither the execution and delivery or effectiveness of this Agreement nor the performance of Yumanity’s obligations under this Agreement will cause (a) the forfeiture or termination of, or give rise to a right of forfeiture or termination of any material Yumanity IP Right or any other Yumanity-Owned IP Rights or (b) additional payment obligations by Yumanity in order to use or exploit material Yumanity IP Rights or any other Yumanity-Owned IP Rights to the same extent as Yumanity was permitted before the date hereof.

(i)    Yumanity has taken commercially reasonable efforts to protect and preserve the confidentiality of all confidential or non-public information included in the Yumanity-Owned IP Rights that Yumanity intends to retain as confidential (“Yumanity Confidential Information”). To the Knowledge of Yumanity, all use and/or disclosure of Yumanity Confidential Information by or to a third party has been pursuant to the terms of a written Contract between Yumanity or the Yumanity Subsidiaries and such third party. Yumanity has not experienced any breach of security or otherwise unauthorized access by third parties to Yumanity Confidential Information and any Confidential Information in Yumanity’s or any of its Subsidiaries’ possession, custody or control.

(j)    Notwithstanding anything to the contrary contained herein, the representations and warranties contained in Section 3.6 are the only representations and warranties made by Yumanity that address matters relating to Intellectual Property.

3.7    Agreements, Contracts and Commitments. Part 3.7 of the Yumanity Disclosure Schedule identifies (in each case, as applicable, excluding Contracts entered into in connection with a Permitted Asset Disposition):

(a)    each Yumanity Contract relating to any bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements, other than Yumanity Contracts on Yumanity’s standard form offer letter entered into in the Ordinary Course of Business;

(b)    each Yumanity Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, not terminable at will by Yumanity or its Subsidiaries, except to the extent general principles of wrongful termination law may limit Yumanity’s, Yumanity’s Subsidiaries’ or such successor’s ability to terminate employees at will;

(c)    each Yumanity Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment) or the value of any of the benefits of which will be calculated on the basis of the Contemplated Transactions;

(d)    each Yumanity Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between Yumanity and any of its officers or directors;

(e)    each Yumanity Contract containing any covenant limiting the freedom of Yumanity or its Subsidiaries to engage in any line of business or compete with any Person;

(f)    each Yumanity Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $50,000 and not cancelable without penalty;

(g)    each Yumanity Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(h)    each Yumanity Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $50,000 or creating any material Encumbrances with respect to any assets of Yumanity or any Yumanity Subsidiary or any loans or debt obligations with officers or directors of Yumanity;

(i)    all Contracts pursuant to which Yumanity or a Yumanity Subsidiary grants any Person a license under any Yumanity IP Rights, other than software licensed to customers in the Ordinary Course of Business;

(j)    other than “shrink wrap” and similar generally available commercial end-user licenses to software, all Contracts pursuant to which Yumanity or a Yumanity Subsidiary is licensed to use any Third-Party IP Rights outside the Ordinary Course of Business;

(k)    each Yumanity Contract (i) appointing a third party to distribute any Yumanity product, service or technology (identifying any that contain exclusivity provisions); (ii) for a third party to provide services or products with respect to any pre-clinical or clinical development activities of Yumanity; (iii) under which Yumanity or the Yumanity Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Yumanity or the Yumanity Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Yumanity or such Yumanity Subsidiary; or (iv) to license any third party to manufacture or produce any Yumanity product, service or technology or any Contract to sell, distribute or commercialize any Yumanity products or service, except agreements in the Ordinary Course of Business;

(l)    each Yumanity Contract with any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Yumanity in connection with the Contemplated Transactions; or

(m)    any other agreement, contract or commitment which is not terminable at will (with no penalty or payment) by Yumanity which involves payment or receipt by Yumanity or the Yumanity Subsidiaries under any such agreement, contract or commitment of $100,000 or more in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate. Yumanity has made available to the Company accurate and complete (except for applicable redactions thereto) copies of all Yumanity Material Contracts, including all amendments thereto. There are no Yumanity Material Contracts that are not in written form. Except as set forth in Part 3.7 of the Yumanity Disclosure Schedule, neither Yumanity nor any of the Yumanity Subsidiaries nor, to Yumanity’s Knowledge, as of the date of this Agreement, has any other party to a Yumanity Material Contract breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Yumanity or the Yumanity Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (l) above (any such agreement, contract or commitment, an “Yumanity Material Contract”) in such manner as would permit any party to cancel or terminate any Yumanity Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from Yumanity or any Yumanity Subsidiary to any Person under any Yumanity Contract.

3.8    Liabilities. As of the date hereof, neither Yumanity nor any Yumanity Subsidiary has any Liability except for: (a) Liabilities identified as such in the Yumanity Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Yumanity or its Subsidiaries since the date of the Yumanity Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Yumanity or any Yumanity Subsidiary under Yumanity Contracts, including the reasonably expected performance of such Yumanity Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities described in Part 3.8 of the Yumanity Disclosure Schedule.

3.9    Compliance; Permits; Restrictions.

(a)    Yumanity and each Yumanity Subsidiary are, and since January 1, 2020 have been, in compliance in all material respects with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other Legal Proceeding by any Governmental Body is pending or, to the Knowledge of Yumanity, threatened in writing against Yumanity or any Yumanity Subsidiary. There is no agreement, judgment, injunction, order or decree binding upon Yumanity or any Yumanity Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Yumanity or any Yumanity Subsidiary, any acquisition of material property by Yumanity or any Yumanity Subsidiary or the conduct of business by Yumanity or any Yumanity Subsidiary as currently conducted, (ii) is reasonably likely to have a material adverse effect on Yumanity’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)    Except for matters regarding the FDA, Yumanity and the Yumanity Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of Yumanity (collectively, the “Yumanity Permits”) as currently conducted. Part 3.9(b) of the Yumanity Disclosure Schedule identifies each Yumanity Permit. Each of Yumanity and each Yumanity Subsidiary is in material compliance with the terms of the Yumanity Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Yumanity, threatened in writing, which seeks to revoke, substantially limit, suspend, or materially modify any Yumanity Permit. The rights and benefits of each material Yumanity Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Yumanity and the Yumanity Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c)    There are no proceedings pending or, to the Knowledge of Yumanity, threatened in writing with respect to an alleged material violation by Yumanity or any of the Yumanity Subsidiaries of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other similar Legal Requirements promulgated by the FDA or a Drug/Device Regulatory Agency.

(d)    Yumanity and each of the Yumanity Subsidiaries holds all required Governmental Authorizations issuable by any Drug/Device Regulatory Agency necessary for the conduct of the business of Yumanity or such Subsidiary as currently conducted, and, as applicable, development, clinical testing and manufacturing as currently conducted of any of its product candidates (the “Yumanity Product Candidates”) (collectively, the “Yumanity Regulatory Permits”), and no such Yumanity Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any materially adverse manner. Yumanity and each Yumanity Subsidiary is in compliance in all material respects with the Yumanity Regulatory Permits and have not received any written notice or other written communication from any Drug/Device Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Yumanity Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Yumanity Regulatory Permit.

(e)    All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Yumanity or the Yumanity Subsidiaries or in which Yumanity or its Subsidiaries or their respective current products or product candidates, including the Yumanity Product Candidates, have participated were, and if still pending are being, conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug/Device Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 50, 54, 56, 58 and 312.

(f)    Neither Yumanity nor any Yumanity Subsidiary is the subject of any pending, or to the Knowledge of Yumanity, threatened in writing investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Yumanity or any of the Yumanity Subsidiaries, neither Yumanity nor the Yumanity Subsidiaries has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Yumanity or any of the Yumanity Subsidiaries or any of their respective officers, employees or agents has been debarred or convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of Yumanity, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened in writing against Yumanity, any Yumanity Subsidiary or any of their respective officers, employees or agents.

3.10    Anti-Corruption Compliance; Trade Control Laws and Sanctions.

(a)    For the past three years, Yumanity and the Yumanity Subsidiaries, and their respective directors, officers and employees and, to the knowledge of Yumanity, their respective distributors, agents, representatives, sales intermediaries and other Persons acting on behalf of Yumanity and the Yumanity Subsidiaries have complied in all material respects with all applicable Anti-Corruption Laws and Trade Control Laws.

(b)    For the past three years, Yumanity and each Yumanity Subsidiary had in place policies, procedures, controls and systems reasonably designed to ensure compliance with all applicable Anti-Corruption Laws and Trade Control Laws.

(c)    None of Yumanity or any of the Yumanity Subsidiaries, or any director, officer, employee or, to Yumanity’s Knowledge, agent of Yumanity or any of the Yumanity Subsidiaries is a Sanctioned Person.

(d)    There are no pending, or, to the knowledge of Yumanity, threatened, actions, suits, proceedings, inquiries or investigations by any Governmental Body against Yumanity or any Yumanity Subsidiaries with respect to any Anti-Corruption Laws or Trade Control Laws. In the past five years, none of Yumanity or any Yumanity Subsidiaries have been subject to any such actions, suits, proceedings, inquiries or investigations or made, nor, as of the date hereof, is aware of any reason to or intends to make any disclosure (voluntary or otherwise) to any Governmental Body with respect to any violation, potential violation, or Liability arising under or relating to any Anti-Corruption Laws or Trade Control Laws.

(e)    For the past three years, Yumanity and the Yumanity Subsidiaries have maintained and currently maintain (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Yumanity and the Yumanity Subsidiaries, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of Yumanity and the Yumanity Subsidiaries were, have been and are executed only in accordance with management’s general or specific authorization.

3.11    Tax Matters.

(a)    All income and other material Tax Returns required to have been filed by Yumanity and each Yumanity Subsidiary have been timely filed (taking into account any extension of time within which to file) with the applicable Governmental Body. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. No written claim has ever been made by any Governmental Body in a jurisdiction where Yumanity or any Yumanity Subsidiary does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b)    All material Taxes due and owing by Yumanity or any Yumanity Subsidiary (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Yumanity and any Yumanity Subsidiary have been reserved for on the Yumanity Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Yumanity Unaudited Interim Balance Sheet, neither Yumanity nor any Yumanity Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business.

(c)    Yumanity and each Yumanity Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(d)    No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Governmental Body with respect to Yumanity or any Yumanity Subsidiary which agreement or ruling would be effective after the Closing Date.

(e)    There are no material Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Yumanity Unaudited Interim Balance Sheet) upon any of the assets of Yumanity or any Yumanity Subsidiary.

(f)    No material deficiencies for Taxes with respect to Yumanity or any Yumanity Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other Legal Proceedings for or relating to any liability in respect of Taxes of Yumanity or any Yumanity Subsidiary. Neither Yumanity nor any Yumanity Subsidiary has waived any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency or for filing any Tax Return outside the Ordinary Course of Business, or consented to extend the period in which Tax may be assessed or collected by any Tax authority.

(g)    Yumanity has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)    Neither Yumanity nor any Yumanity Subsidiary is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or other similar agreement or arrangement, other than customary commercial Contracts the principal subject matter of which is not Taxes.

(i)    Neither Yumanity nor any Yumanity Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Yumanity). Neither Yumanity nor any Yumanity Subsidiary has any Liability for the Taxes of any Person (other than Yumanity and any Yumanity Subsidiary) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract or otherwise (other than customary commercial Contracts the principal subject matter of which is not Taxes).

(j)    Neither Yumanity nor any Yumanity Subsidiary has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provision of state, local, or non-U.S. law).

(k)    Neither Yumanity nor any Yumanity Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations section 1.6011-4(b)(2).

(l)    Neither Yumanity nor any Yumanity Subsidiary (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, (iii) has ever been subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business in such other country, or (iv) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) or is treated as a U.S. corporation under Section 7874(b) of the Code.

(m)    Neither Yumanity nor any Yumanity Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) consummated on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law). Yumanity has not made any election under Section 965(h) of the Code.

(n)    Neither Yumanity nor any Yumanity Subsidiary has taken or agreed to take any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o)    Neither Yumanity nor any Yumanity Subsidiary has deferred the payment of any employer payroll Taxes pursuant to the CARES Act.

3.12    Employee Benefit Plans.

(a)    Part 3.12(a) of the Yumanity Disclosure Schedule lists all material Yumanity Employee Plans. “Yumanity Employee Plans” shall mean: (i) all employee benefit plans (as defined in Section 3(3) of ERISA whether or not subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination or severance Contracts to which Yumanity or any of its Subsidiaries is a party (except for offer letters or employment agreements that provide for employment that is terminable at will and without material cost or liability to Yumanity or its Subsidiaries), with respect to which Yumanity or any Yumanity Affiliate has or could reasonably be expected to have any obligation or that are maintained, contributed to or sponsored by Yumanity or any Yumanity Affiliate for the benefit of any current or former employee, officer or director of Yumanity or any Yumanity Affiliate and (ii) any material consulting contracts, arrangements or understandings between Yumanity or any Yumanity Affiliate and any natural person consultant of Yumanity or any Yumanity Affiliate.

(b)    Yumanity has made available to the Company a true and complete copy of each material Yumanity Employee Plan and has made available to the Company a true and complete copy of each material plan document (or, for any unwritten Yumanity Employee Plan, a written description of the material terms of such Yumanity Employee Plan) (except for individual written Yumanity Option agreements, in which case only forms of such agreements have been made available, unless such individual agreements materially differ from such forms), including as applicable (i) a copy of each trust or other funding arrangement, (ii) the most recent summary plan description and summary of material modifications, (iii) annual reports on IRS Form 5500 for the most recent plan year, (iv) the most recently received IRS determination letter for each such Yumanity Employee Plan, (v) the most recently prepared actuarial report and financial statement in connection with each such Yumanity Employee Plan for each of the prior three (3) years, and (vi) any material non-routine correspondence received or submitted to any Governmental Body within the prior three (3) years. Neither Yumanity nor any Yumanity Affiliate has any express or implied commitment (i) to create, enter into, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (ii) to enter into any Contract to provide compensation or benefits to any individual other than in the Ordinary Course of Business, or (iii) to modify, change or terminate any Yumanity Employee Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable law.

(c)    No Yumanity Employee Plan is, and neither Yumanity nor any Yumanity Affiliate has ever maintained, contributed or had any liability or obligation to contribute to, (i) a Multiemployer Plan, (ii) a Multiple Employer Plan, (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) a Funded Welfare Plan, or (v) any plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

(d)    None of the Yumanity Employee Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Yumanity or any Yumanity Subsidiary, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable law.

(e)    Except as provided in this Agreement or as set forth in Part 3.12(e) of the Yumanity Disclosure Schedule, the execution of this Agreement and the consummation of the Contemplated Transactions (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Yumanity Employee Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Yumanity Employee Plan, (iii) trigger any obligation to fund any Yumanity Employee Plan (iv) limit the right to merge, amend or terminate any Yumanity Employee Plan or (v) result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to Yumanity and any of its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

(f)    No current or former director, employee, or consultant of Yumanity is entitled to receive a tax gross-up or “make-whole” payment from Yumanity with respect to any taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code, or otherwise.

(g)    Each Yumanity Employee Plan has been established and operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. Yumanity and Yumanity’s Subsidiaries have performed all material obligations required to be performed by them under and are not in material default under or in material violation of, and, to the Knowledge of Yumanity, there is no material default or material violation by any party to, any Yumanity Employee Plan. No Legal Proceeding is pending or threatened with respect to any Yumanity Employee Plan (other than routine claims for benefits in the Ordinary Course of Business) and to the Knowledge of Yumanity, there is no reasonable basis for any such Legal Proceeding.

(h)    Each Yumanity Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, notification or advisory letter with respect to such qualification, or may rely upon an opinion letter for a prototype plan, and no event or omission has occurred that would cause any Yumanity Employee Plan to lose such qualification or require corrective action to the IRS Employee Plans Compliance Resolution System to maintain such qualification.

(i)    There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any Yumanity Employee Plan that would reasonably be expected to result in liability to Yumanity or any of its Subsidiaries. All contributions, premiums or payments required to be made with respect to any Yumanity Employee Plan have been made on or before their due dates, except as would not result in material liability to Yumanity or its Subsidiaries. There are no claims pending or threatened, other than routine claims for benefits. All reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed.

(j)    Each Yumanity Employee Plan that is in any part a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No Yumanity Employee Plan or Yumanity Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.

(k)    No Yumanity Employee Plan is subject to the laws of any jurisdiction outside of the United States.

3.13    Labor and Employment.

(a)    Yumanity and the Yumanity Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including but not limited to those related to wages, hours, collective bargaining, equal employment opportunity, occupational health and safety, immigration, individual and collective consultation, notice of termination, and redundancy, and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no charge or other Legal Proceeding pending or, to the Knowledge or Yumanity, threatened or reasonably anticipated before the EEOC, any court, or any other Governmental Authority of competent jurisdiction with respect to the employment practices of Yumanity or any Yumanity Subsidiary, except as described on Part 3.13(a) of the Yumanity Disclosure Schedule. Neither Yumanity nor any Yumanity Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, the EEOC or any other Governmental Authority of competent jurisdiction relating to employees or employment practices. Neither Yumanity nor any Yumanity Subsidiary has received any notice of intent by the EEOC or any other Governmental Authority of competent jurisdiction responsible for the enforcement of labor or employment Laws to conduct an investigation or inquiry relating to Yumanity or any Yumanity Subsidiary, and to the knowledge of Yumanity, no such investigation or inquiry is in progress. The employment of all employees of Yumanity and the Yumanity Subsidiaries is terminable at will without cost or liability to Yumanity or its Subsidiaries, except for amounts earned prior to the time of termination and except as set forth in Part 3.13(a) of the Yumanity Disclosure Schedule).

(b)    Yumanity has made available to the Company a list of each employee and consultant that provides services to Yumanity or any Yumanity Subsidiary and the location in which each such employee and consultant is based and primarily performs his or her duties or services. No Key Employee has advised Yumanity or any Yumanity Subsidiary in writing of his or her intention to terminate his or her relationship as an employee of Yumanity or such Subsidiary for any reason, including because of the consummation of the Contemplated Transactions and, except as set forth in Part 3.13(b) of the Yumanity Disclosure Schedule, Yumanity and the Subsidiary have no plans or intentions to terminate any such Key Employee. Part 3.13(b) of the Yumanity Disclosure Schedule sets forth a complete and accurate list of all offers of employment that are outstanding to any person from Yumanity or any Yumanity Subsidiary.

(c)    To the Knowledge of Yumanity, no employee, officer or director of Yumanity or any Yumanity Subsidiary is a party to, or is otherwise bound by, any Contract with a former employer, including any confidentiality, non-competition or proprietary rights agreement, that affects (i) the performance of his or her duties as an employee, officer or director of Yumanity or the Yumanity Subsidiary, or (ii) the ability of Yumanity or any Yumanity Subsidiary to conduct its business, in each case in any manner that would have a Yumanity Material Adverse Effect. To the Knowledge of Yumanity, no employee, officer or director of Yumanity is in violation, in any material respect, of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer, which violation would have a Yumanity Material Adverse Effect.

(d)    There are no material controversies pending or, to the Knowledge of Yumanity, threatened between Yumanity or any Yumanity Subsidiary and any of their respective present or former employees or independent contractors.

(e)    Neither Yumanity nor any Yumanity Subsidiary is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union Contract applicable to persons employed by Yumanity or any Yumanity Subsidiary; to the Knowledge of Yumanity, none of the employees or independent contractors of Yumanity or any

Yumanity Subsidiary is represented by any union, works council, or any other labor organization; and, to the Knowledge of Yumanity, there are no activities or proceedings of any labor union to organize any such employees or independent contractors.

(f)    There are no grievances filed pursuant to any collective bargaining agreement, work council agreement or other labor contract currently pending against Yumanity or any Yumanity Subsidiary. There are no unfair labor practice complaints pending, or, to the Knowledge of Yumanity, threatened, against Yumanity or any Yumanity Subsidiary before the National Labor Relations Board or any court, tribunal or other Governmental Authority of competent jurisdiction, or any current union representation questions involving employees of Yumanity or any Yumanity Subsidiary. There is no strike, slowdown, work stoppage, lockout, or similar labor disputes or, to the Knowledge of Yumanity, threat thereof, by or with respect to any employees of Yumanity or any Yumanity Subsidiary.

(g)    Except as would not result in material liability to Yumanity, all individuals who are or were performing consulting or other services for Yumanity or any Yumanity Subsidiary have been correctly classified by Yumanity or the Yumanity Subsidiary in all material respects as either “independent contractors” or “employees” as the case may be. Except as would not result in material liability to Yumanity or its Subsidiaries, all individuals who are classified as exempt and are or were performing services for Yumanity or any Yumanity Subsidiary have been correctly classified by Yumanity or the Yumanity Subsidiary in all material respects as “exempt” from all applicable wage and hour Laws, including but not limited to Laws governing minimum wage, overtime compensation, meal periods and rest breaks.

(h)    Yumanity and each Yumanity Subsidiary is in compliance with all Laws applicable to employment and employment practices, including all Laws respecting terms and conditions of employment, wages, hours, equal employment opportunity, employment discrimination, worker classification (including the proper classification of workers as independent contractors and consultants and exempt or non-exempt), immigration, work authorization, occupational health and safety, workers’ compensation, the payment of social security and other employment taxes, disability rights or benefits, plant closures and layoffs, affirmative action and affirmative action plans, labor relations, employee leave issues and unemployment insurance.

3.14    Environmental Matters. Except as would not reasonably be expected to have a Yumanity Material Adverse Effect, Yumanity and each Yumanity Subsidiary is in compliance with all applicable Environmental Laws, which compliance includes the possession by Yumanity of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Neither Yumanity nor any Yumanity Subsidiary has received since January 1, 2020 any written notice or other communication (in writing or otherwise), whether from a Governmental Body or employee, that alleges that Yumanity or any Yumanity Subsidiary is not in compliance with any Environmental Law, and, to the Knowledge of Yumanity, there are no circumstances that may prevent or interfere with Yumanity’s or any Yumanity Subsidiary’s compliance with any Environmental Law in the future. To the Knowledge of Yumanity: (i) no current or prior owner of any property currently or then leased or controlled by Yumanity or any Yumanity Subsidiaries has received since January 1, 2020 any written notice or other communication (in writing or otherwise)

relating to property owned or leased by Yumanity or any of its Subsidiaries, whether from a Governmental Body or employee, that alleges that such current or prior owner or Yumanity or any of the Yumanity Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither Yumanity nor any of its Subsidiaries has any material liability under any Environmental Law that would reasonably be expected to have a Yumanity Material Adverse Effect.

3.15    Insurance.

(a)    Yumanity has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Yumanity and each Yumanity Subsidiary. Each of the insurance policies is in full force and effect and Yumanity and each Yumanity Subsidiary is in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2020, neither Yumanity nor any Yumanity subsidiary has received any written notice or other written communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. To the Knowledge of Yumanity, there is no pending workers’ compensation or other claim under or based upon any insurance policy of Yumanity or any Yumanity Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of Yumanity and each Yumanity Subsidiary is accurate and complete in all material respects. Yumanity and each Yumanity Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against Yumanity or any Yumanity Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or, to the Knowledge of the Company, informed Yumanity or any Yumanity Subsidiary of its intent to do so.

(b)    Yumanity has made available to the Company accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Yumanity and each Yumanity Subsidiary as of the date of this Agreement (the “Existing Yumanity D&O Policies”). Part 3.15(b) of the Yumanity Disclosure Schedule accurately sets forth the most recent annual premiums paid by Yumanity and each Yumanity Subsidiary with respect to the Existing Yumanity D&O Policies.

3.16    Legal Proceedings; Orders.

(a)    Except as set forth in Part 3.16 of the Yumanity Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of Yumanity, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Yumanity, any of its Subsidiaries, any Yumanity Associate (in his or her capacity as such) or any of the material assets owned or used by Yumanity or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. To the Knowledge of Yumanity, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will give rise to or serve as a basis for the commencement of any meritorious Legal Proceeding.

(b)    There is no order, writ, injunction, judgment or decree to which Yumanity or any Yumanity Subsidiary, or any of the material assets owned or used by Yumanity or any Yumanity Subsidiary is subject. To the Knowledge of Yumanity, no officer or other Key Employee of Yumanity is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Yumanity or any Yumanity Subsidiary or to any material assets owned or used by Yumanity or any Yumanity Subsidiary.

3.17    Authority; Binding Nature of Agreement. Each of Yumanity and Merger Sub and each Yumanity Subsidiary have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Yumanity Board of Directors and the Board of Directors of Merger Sub (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are advisable and fair to and in the best interests of such Party and its stockholders or shareholders, as applicable; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Contemplated Transactions; and (c) recommended the adoption and approval of this Agreement by the holders of Yumanity Common Stock and directed that this Agreement, the Reverse Split (to the extent applicable and deemed necessary by the Parties) and the issuance of shares of Yumanity Common Stock in the Contemplated Transactions be submitted for consideration by Yumanity’s stockholders at the Yumanity Stockholders’ Meeting. This Agreement has been duly executed and delivered by Yumanity and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Yumanity and Merger Sub (as applicable), enforceable against Yumanity or Merger Sub (as applicable) in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Yumanity Stockholder Support Agreements, the Yumanity Board of Directors approved the Yumanity Stockholder Support Agreements and the transactions contemplated thereby. Merger Sub was formed solely to facilitate the Merger and has no assets, liabilities or operations except in connection therewith.

3.18    Vote Required. The affirmative vote of (i) the holders of a majority of the shares of Yumanity Common Stock having voting power representing a majority of the outstanding Common Stock, and (ii) the holders of a majority of the votes cast at the Yumanity Stockholders’ Meeting are the only votes of the holders of any class or series of Yumanity’s capital stock necessary to approve the Yumanity Stockholder Proposals (the “Required Yumanity Stockholder Vote”).

3.19    Non-Contravention; Consents. Subject to Part 3.19 of the Yumanity Disclosure Schedule, and subject to obtaining the Required Yumanity Stockholder Vote for the Yumanity Stockholder Proposals, the filing of the Articles of Merger required by the WBCA and any filings or notifications that may be required in connection with the Contemplated Transactions under any US or non-US antitrust, merger control, or competition laws, neither (x) the execution, delivery or performance of this Agreement by Yumanity or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)    contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Yumanity or any of its Subsidiaries, or (ii) any resolution adopted by the stockholders, the Yumanity Board of Directors or any committee of the Yumanity Board of Directors or the Board of Directors of any of its Subsidiaries;

(b)    contravene, conflict with or result in a material violation of, or give any Governmental Body or, to the Knowledge of Yumanity, other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Yumanity or any of its Subsidiaries or any of the assets owned or used by Yumanity or any of its Subsidiaries is subject;

(c)    contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Yumanity or any of its Subsidiaries or that otherwise relates to the business of Yumanity or any of its Subsidiaries or to any of the material assets owned or used by Yumanity or any of its Subsidiaries;

(d)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Yumanity Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Yumanity Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Yumanity Contract; (iii) accelerate the maturity or performance of any Yumanity Contract; or (iv) cancel, terminate or modify any term of any Yumanity Contract; except, in the case of any Yumanity Material Contract, any non-material breach, default, penalty or modification and in the case of all other Yumanity Contracts, any breach, default, penalty or modification that would not result in a Yumanity Material Adverse Effect;

(e)    result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Yumanity (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the material assets subject thereto or materially impair the operations of Yumanity); or

(f)    result in the transfer of any material asset of Yumanity or any Yumanity Subsidiaries to any Person.

Except (i) for any Consent set forth in Part 3.19 of the Yumanity Disclosure Schedule under any Yumanity Contract, (ii) the approval of the Yumanity Stockholder Proposals and the issuance of shares of Yumanity Common Stock, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Washington pursuant to the WBCA, (iv) the filing of an amendment to Yumanity’s certificate of incorporation to effect the Reverse Split (to the extent applicable and deemed necessary by the Parties), and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, Yumanity was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions.

3.20    Bank Accounts. Part 3.20 of the Yumanity Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Yumanity or any of its Subsidiaries at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of June 5, 2022 and the names of all individuals authorized to draw on or make withdrawals from such accounts.

3.21    No Financial Advisor. Except as set forth in Part 3.21 of the Yumanity Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Yumanity or any of its Subsidiaries.

3.22    Title to Assets. Each of Yumanity and the Yumanity Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All such assets are owned by Yumanity or a Yumanity Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Yumanity Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Yumanity or any Yumanity Subsidiary; and (iii) liens listed in Part 3.22 of the Yumanity Disclosure Schedule.

3.23    Real Property; Leasehold. Neither Yumanity nor any Yumanity Subsidiary owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 3.23 of the Yumanity Disclosure Schedule, which are in full force and effect and with no existing default thereunder.

3.24    Valid Issuance. The Yumanity Common Stock to be issued in connection with the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.25    Privacy. Yumanity has complied in all material respects with all Privacy Obligations and its respective internal and external privacy policies relating to the use, collection, storage, disclosure and transfer of any Personal Information collected by Yumanity or by third parties having authorized access to the records of Yumanity. The execution, delivery and performance of this Agreement will comply in all material respects with all Privacy Obligations and with Yumanity’s privacy policies. Yumanity has not received a written complaint regarding Yumanity’s collection, use or disclosure of Personal Information. There has been no (i) unauthorized acquisition of, access to, loss of, misuse (by any means) of any Sensitive Data, or (ii) unauthorized or unlawful processing of any Sensitive Data or Personal Information, in each case, used or held for use by or on behalf of Yumanity. No Person has, in the last three (3) years, threatened to bring any proceeding pursuant to any written notice, or commenced any proceeding with respect to Yumanity’s privacy, security or data protection practices, including any loss, damage or unauthorized access, use, disclosure, modification or other misuse of any Personal Information maintained by, or on behalf of, Yumanity and, to Yumanity’s Knowledge, there is no reasonable basis for such proceeding.

3.26    Concurrent Financing. Yumanity has made available to the Company true, correct and complete copies of the fully executed Securities Purchase Agreement as in effect as of the date hereof, pursuant to which the Concurrent Investors have collectively committed, on the terms and subject to the conditions therein, to purchase shares of Yumanity Common Stock on the terms and subject to the conditions set forth therein. The Securities Purchase Agreement is, as of the date hereof, in full force and effect (assuming, with respect to each Concurrent Investor and the Company, that such Securities Purchase Agreement has been duly authorized, executed and delivered by each of the Company and the Concurrent Investors), and as of the date hereof, the Securities Purchase Agreement has not been withdrawn, rescinded or terminated or otherwise amended or modified in any material respect. Yumanity is not in material breach of any of the representations or warranties of Yumanity, or terms or conditions set forth in the Securities Purchase Agreement.

3.27     Disclosure. The information supplied by Yumanity and each Yumanity Subsidiary for inclusion in the Proxy Statement will not, as of the date of the Proxy Statement or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

3.28    No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement, neither Yumanity nor any other Person on behalf of Yumanity makes any express or implied representation or warranty with respect to Yumanity or any of its Subsidiaries or with respect to any other information provided to the Company in connection with the transactions contemplated hereby.

3.29     Disclaimer of Other Representations and Warranties. Each of Yumanity and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) the Company is not making and has not made any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of Yumanity, Merger Sub or their respective Representatives is relying on any representation or warranty of the Company except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company to make any representation or warranty relating to the Company or its business, and if made, such representation or warranty must not be relied upon by Yumanity or Merger Sub as having been authorized by the Company and (c) any estimates, projections, forecasts, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Yumanity, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in this Agreement.

ARTICLE 4

CERTAIN COVENANTS OF THE PARTIES

4.1    Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time (the “Pre-Closing Period”), upon reasonable notice, each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Any investigation conducted by either Yumanity or the Company pursuant to this Section 4.1 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party copies of:

(i)    the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within thirty (30) days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

(ii)    any written materials or communications sent by or on behalf of a Party to its stockholders or shareholders, as applicable;

(iii)    any material notice, document or other communication sent by or on behalf of a Party to any party to any Yumanity Material Contract or Company Material Contract, as applicable, or sent to a Party by any party to any Yumanity Material Contract or Company Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Yumanity Material Contract or Company Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business and consistent with past practices);

(iv)    any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Contemplated Transactions;

(v)    any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened in writing Legal Proceeding involving or affecting such Party; and

(vi)    any material notice, report or other document received by a Party from any Governmental Body.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that such access would require such Party to waive the attorney-client privilege or attorney work product privilege, or violate any Legal Requirements applicable to such Party; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

4.2    Operation of Yumanity’s Business.

(a)    Except as set forth in Part 4.2(a) of the Yumanity Disclosure Schedule, as expressly contemplated by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period: (i) each of Yumanity and the Yumanity Subsidiaries shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements and in material compliance with the requirements of all Contracts that constitute Yumanity Material Contracts; and (ii) promptly notify the Company of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Yumanity or any of its Subsidiaries that is commenced, or, to the Knowledge of Yumanity, threatened against, Yumanity or any of its Subsidiaries after the date of this Agreement; and (C) any written notice or, to the Knowledge of Yumanity, other communication from any Person alleging that any material payment or other material obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business, payments or obligations related to the Contemplated Transactions or payments or obligations identified in this Agreement, including the Yumanity Disclosure Schedule.

(b)    During the Pre-Closing Period, Yumanity shall promptly notify the Company in writing, by delivery of an updated Yumanity Disclosure Schedule, of: (i) the discovery by Yumanity of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Yumanity in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Yumanity in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Yumanity; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Articles 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, Yumanity shall promptly advise the Company in writing of any Legal Proceeding or material, written claim threatened, commenced or asserted against or with respect to, or otherwise affecting, Yumanity or its Subsidiaries or, to the Knowledge of Yumanity, any director, officer or Key Employee of Yumanity. No notification given to the Company pursuant to this Section 4.2(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Yumanity or any of its Subsidiaries contained in this Agreement or the Yumanity Disclosure Schedule for purposes of Section 8.1.

4.3    Operation of the Company’s Business.

(a)    Except as set forth in Part 4.3(a) of the Company Disclosure Schedule, as expressly contemplated by this Agreement, as required by applicable Law or unless Yumanity shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period: (i) each of the Company and its Subsidiaries shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements and in material compliance with the requirements of all Contracts that constitute Company Material Contracts; (ii) each of the Company and its Subsidiaries shall use commercially reasonable efforts to keep available the services of its current Key Employees and other employees and officers and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with the Company or its Subsidiaries; and (iii) promptly notify Yumanity of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting the Company or any of its Subsidiaries that is commenced, or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries after the date of this Agreement; and (C) any written notice or, to the Knowledge of the Company, other communication from any Person alleging that any material payment or other material obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business, payments or obligations related to the Contemplated Transactions or payments or obligations identified in this Agreement, including the Company Disclosure Schedule.

(b)    During the Pre-Closing Period, the Company shall promptly notify Yumanity in writing, by delivery of an updated Company Disclosure Schedule, of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Articles 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, the Company shall promptly advise Yumanity in writing of any Legal Proceeding or material, written claim threatened in writing, commenced or asserted against or with respect to, or otherwise affecting, the Company or any of its Subsidiaries or, to the Knowledge of the Company, any director, officer or Key Employee of the Company or any of its Subsidiaries. No notification given to Yumanity pursuant to this Section 4.3(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Section 7.1.

4.4    Negative Obligations.

(a)    Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Part 4.4(a) of the Yumanity Disclosure Schedule, (iii) as required by applicable Law, (iv) in connection with the Permitted Asset Disposition to the extent expressly and specifically contemplated by the Permitted Asset Disposition Agreement, or (v) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 9 and the Effective Time, Yumanity shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock other than (x) for shares of Yumanity Capital Stock issuable as a dividend that have accrued pursuant to the Yumanity’s certificate of incorporation, or (y) a distribution of cash up to the Excess Proceeds actually received by Yumanity from a Permitted Asset Disposition so long as such distribution does not occur earlier than three (3) Business Days prior to the anticipated Closing Date; or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Yumanity Common Stock from terminated employees of Yumanity);

(ii)    amend the certificate of incorporation, bylaws or other charter or organizational documents of Yumanity, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions;

(iii)    except for contractual commitments in place at the time of this Agreement and disclosed in the Yumanity Disclosure Schedule, and other than in connection with the Contemplated Transactions or Yumanity’s at-the-market facility, sell, issue or grant, or authorize the issuance of (or make any commitments to do any of the foregoing): (i) any capital stock or other security (except for shares of Yumanity Common Stock issued (x) upon the valid exercise of Yumanity Options or Yumanity Warrants outstanding as of the date of this Agreement or (y) settlement of Yumanity RSUs and Yumanity RSAs outstanding as of the date of this Agreement or sales of shares of Yumanity Common Stock issued upon vesting and/or settlement of Yumanity RSUs and Yumanity RSAs outstanding as of the date of this Agreement to cover tax obligations upon such vesting and/or settlement); (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iv)    form any Subsidiary or acquire or dispose of any equity interest or other interest in any other Entity;

(v)    lend money to any Person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment in excess of $15,000;

(vi)    other than in the Ordinary Course of Business, (w) adopt, establish or enter into any Yumanity Employee Plan; (x) cause or permit any Yumanity Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld, conditioned or delayed) by the Company; (y) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, employees or consultants; or (z) increase the severance or change of control benefits offered to any current or new service providers;

(vii)    other than a Permitted Asset Disposition, enter into any material transaction outside the Ordinary Course of Business;

(viii)    acquire any material asset nor, other than a Permitted Asset Disposition, sell, lease other otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix)    make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any material accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes); enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x)    enter into, amend or terminate any Yumanity Material Contract, other than entering into a Yumanity Material Contract with respect to a Permitted Asset Disposition (to the extent expressly contemplated by the Permitted Asset Disposition Agreement);

(xi)    materially change pricing or royalties or other payments set or charged by Yumanity or any Yumanity Subsidiary to its customers or licensees; agree to materially increase pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Yumanity; or materially increase pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Yumanity;

(xii)    settle any pending or threatened Legal Proceeding against Yumanity or any of its Subsidiaries;

(xiii)    terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xiv)    forgive any loans to any Person, including Yumanity’s employees, officers, directors or Affiliates;

(xv)    other than as required by Law or GAAP, take any action to change Yumanity’s accounting policies or procedures; or

(xvi)    agree, resolve or commit to do any of the foregoing.

(b)    Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Part 4.4(b) of the Company Disclosure Schedule, (iii) as required by applicable Law, or (iv) with the prior written consent of Yumanity (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 9 and the Effective Time, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)     (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock (other than for shares of Company Capital Stock issuable as a dividend that have accrued pursuant to the Company’s articles of incorporation), or (ii) repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Company Common Stock from terminated employees of the Company pursuant to contracts in effect as of the date hereof and disclosed on the Company Disclosure Schedule);

(ii)    amend the articles of incorporation, bylaws or other charter or organizational documents of the Company, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, except as related to the Contemplated Transactions;

(iii)    except for contractual commitments in place at the time of this Agreement and disclosed in the Company Disclosure Schedule, and other than in connection with the Contemplated Transactions, sell, issue or grant, or authorize the issuance of (or make any commitments to do any of the foregoing): (i) any capital stock or other security (except for shares of Company Common Stock issued upon the valid exercise of Company Options or Company Warrants outstanding as of the date of this Agreement); (ii) any option, warrant or right to acquire any capital stock or any other security (other than commitments to make equity grants to current or new employees from the 2022 Plan in the Ordinary Course of Business (subject in each case to the approval by Yumanity’s compensation committee following the Closing of any such equity grants)); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iv)    form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v)    other than in the Ordinary Course of Business, (w) lend money to any Person; (ii) incur or guarantee any indebtedness for borrowed money; (x) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; (y) guarantee any debt securities of others; or (z) make any capital expenditure or commitment in excess of $50,000;

(vi)    other than in the Ordinary Course of Business, (w) adopt, establish or enter into any Company Employee Plan, (x) cause or permit any Company Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (y) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees, or (z) increase the severance or change of control benefits offered to any current or new service providers;

(vii)    enter into any material transaction outside the Ordinary Course of Business;

(viii)    acquire any material asset nor sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix)    make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any material accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes); settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x)    enter into, amend or terminate any Company Material Contract other than in the Ordinary Course of Business with respect to the business as currently being conducted;

(xi)    other than in the Ordinary Course of Business, materially change pricing or royalties or other payments set or charged by the Company or any Company Subsidiary to its customers or licensees; agree to materially increase pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to the Company or materially increase pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to the Company; or

(xii)    agree, resolve or commit to do any of the foregoing.

4.5    No Solicitation.

(a)    From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 9, each Party agrees that neither it nor any of its Subsidiaries shall, and each Party will use its reasonable best efforts to cause each of its officers, directors, employees, investment bankers, attorneys, accountants, Representatives, consultants or other agents retained by it or any of its Subsidiaries not to, directly or indirectly: (i) solicit, initiate, knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any nonpublic information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions contained in this Section 4.5) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.2 and Section 5.3); or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted as provided below; provided, however, that, notwithstanding anything contained in this Section 4.5(a), prior to (x) in the case of the Company, the adoption and approval of this Agreement by the Company shareholders and (y) in the case of Yumanity, the Required Yumanity Stockholder Vote, such Party may furnish nonpublic information regarding such Party to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Inquiry or Acquisition Proposal, which such Party’s Board of Directors determines in good faith, after consultation with its independent financial advisor, if any, and its outside legal counsel, constitutes, or would reasonably be expected to result in, a Superior Offer (and is not withdrawn) if: (A) neither such Party nor any Representative of such Party shall have breached this Section 4.5 in any material respect with respect to such Acquisition Inquiry or Acquisition Proposal, (B) the Board of Directors of such Party concludes in good faith, after consulting with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; (C) prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) such Party receives from such Person an executed confidentiality agreement containing provisions at least as favorable to such Party (and not less restrictive in the aggregate to the counterparty thereto) as those contained in the Confidentiality Agreement; provided that a standstill provision shall be required only to the extent that the failure to include such standstill provision is likely to be inconsistent with the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such nonpublic information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement.

(b)    If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof, including copies of all documentation submitted to such Party reasonably relevant to evaluating such Acquisition Proposal or Acquisition Inquiry). Such Party shall keep the other Party reasonably informed on a timely basis in all material respects with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed modification thereto.

(c)    Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and promptly following the date of this Agreement shall cause the destruction or return of any nonpublic information provided to such Person.

ARTICLE 5

ADDITIONAL AGREEMENTS OF THE PARTIES

5.1    Company Financial Statements; Registration Statement; Proxy Statement/Prospectus/Information Statement.

(a)    The Company shall use commercially reasonable efforts to deliver to Yumanity, as promptly as practicable after the date of this Agreement, but at least by July 31, 2022 (the “Financial Statement Delivery Date”), (i) the Company’s consolidated balance sheets at December 31, 2021 and 2020 and the Company’s consolidated statements of income, cash flows and shareholders’ equity for the years ended December 31, 2021 and 2020 and (ii) the Company’s consolidated balance sheet at the Interim Financials Date and the Company’s consolidated statements of income, cash flows and shareholders’ equity for the interim period ending as of the Interim Financials Date and for the corresponding period in the prior fiscal year (collectively, the “Required Company Financials”), which Required Company Financials comply in form and substance with all requirements necessary to be included in a registration statement on Form S-4 filed with the SEC, including being compliant with the standards of the Public Company Accounting Oversight Board and (x) in the case of annual financial statements covered by clause (i), having been audited by a nationally-recognized independent accounting firm including, without limitation, those listed on Part 5.1 of the Company Disclosure Schedule, which audit process is complete subject only to delivery of the applicable audit report at filing of the Form S-4 Registration Statement and (y) in the case of interim period financial statements covered by clause (ii), having been reviewed by a nationally-recognized independent accounting firm pursuant to the applicable review standards. The “Interim Financials Date” shall refer, as of the date of determination, to the most recent calendar quarter end (e.g., March 31, June 30, etc.) which would be required to be included to be filed in a registration statement on Form S-4 if one were filed by the Company as of such date of determination; provided, however, that the Company and Yumanity may mutually agree that the Interim Financials Date shall be a quarter end that is more recent than the foregoing (i.e., for example, the parties may agree that June 30 is the Interim Financials Date, even though a registration statement could at the time be filed with March 31 financial statements).

(b)    As promptly as practicable after delivery of the Required Company Financials, the Parties shall prepare and cause to be filed with the SEC a Form S-4 Registration Statement, in which a Proxy Statement for the Yumanity stockholders will be included as a prospectus. Yumanity covenants and agrees that the Proxy Statement, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will comply with applicable U.S. federal securities laws and the WBCA in all material respects and will not, at the time that the Proxy Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to the stockholders of Yumanity, at the time of the Yumanity Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Yumanity further covenants to keep the Form S-4 Registration Statement effective for so long as necessary to complete the Merger and pursuant to the terms of this Agreement. Notwithstanding the foregoing, Yumanity makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) relating to or describing the Company, if any, based on information furnished in writing by the Company specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Form S-4 Registration Statement prior to the filing thereof with the SEC (at least ten (10) days prior to the filing thereof), and on the response to any comments of the SEC on the Form S-4 Registration Statement, prior to the filing thereof with the SEC. Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Yumanity’s stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information in its possession concerning such Party and such Party’s subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to Yumanity or the Company occurs, or if Yumanity or the Company becomes aware of any event or information, that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement, then such Party shall promptly inform the other Party thereof and shall cooperate fully in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Yumanity’s stockholders.

(c)    Prior to the Effective Time, Yumanity shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Yumanity Common Stock to be issued in the Merger (to the extent required) shall be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Company Capital Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote pursuant to the Yumanity Stockholders’ Meeting; provided, however, that Yumanity shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

(d)    The Company shall reasonably cooperate with Yumanity and provide, and require its Representatives, advisors, accountants and attorneys to provide, Yumanity and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding the Company that is required by law to be included in the Form S-4 Registration Statement or reasonably requested from the Company to be included in the Form S-4 Registration Statement.

5.2    Company Shareholder Written Consent.

(a)    Promptly after the Form S-4 Registration Statement shall have been declared effective under the Securities Act, and in any event no later than ten (10) Business Days thereafter, the Company shall deliver a copy of the Form S-4 Registration Statement and obtain the approval (by written consent or otherwise) (the “Company Shareholder Written Consent”) of (1) the Company shareholders sufficient for the Required Company Shareholder Vote for purposes of (i) adopting this Agreement and approving the Merger, (ii) acknowledging that the approval given thereby is irrevocable and that each such shareholder is aware of its rights to demand appraisal for its shares pursuant to Section 23B.13 of the WBCA, a copy of which was attached thereto, and that each such shareholder has received and read a copy of Section 23B.13 of the WBCA, and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the WBCA. Under no circumstances shall the Company assert that any other approval or consent is necessary by its shareholders to approve the Merger or this Agreement.

(b)    The Company agrees that, subject to Section 5.2(c): (i) the Company Board of Directors shall recommend that the Company’s shareholders vote to adopt this Agreement and the Merger and shall use its reasonable best efforts to solicit such approval within the timeframe set forth in Section 5.2(a) above (the recommendation of the Company Board of Directors that the Company’s shareholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Yumanity, and no resolution by the Company Board of Directors or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Yumanity shall be adopted or proposed.

(c)    Notwithstanding anything to the contrary contained in Section 5.2(b), if at any time prior to the approval of this Agreement by the Required Company Shareholder Vote, the Company receives a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 4.5) from any Person that has not been withdrawn and, after consultation with outside legal counsel and outside financial advisor(s), the Company Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, the Company Board of Directors may withhold, amend, withdraw or modify the Company Board Recommendation in a manner adverse to Yumanity or, if applicable, recommend such

Superior Offer (collectively a “Company Board Adverse Recommendation Change”) if, but only if, the Company’s Board of Directors determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to effect a Company Board Adverse Recommendation Change, in light of such Superior Offer, would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Legal Requirements; provided, that, before making a Company Board Adverse Recommendation Change, (i) Yumanity receives written notice from the Company confirming that the Company Board of Directors intends to change its recommendation at least five (5) Business Days in advance of effecting a Company Board Adverse Recommendation Change (the “Company Recommendation Determination Notice”), but such notice shall not be deemed to constitute a Company Board Adverse Recommendation Change; (ii) such notice describes in reasonable detail the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other documents reflecting the material terms relating thereto); (iii) if requested by Yumanity, the Company shall, during such five (5) Business Day period, negotiate with Yumanity in good faith to make such adjustments to the terms and conditions of this Agreement so that the Company Board Adverse Recommendation Change is no longer necessary and such Acquisition Proposal no longer constitutes a Superior Offer and (iv) after considering the results of any such negotiations and giving effect to any new proposals made by Yumanity, if any, and, after consultation with outside legal counsel and outside financial advisor(s), the Company Board of Directors shall have determined, in good faith, that such Acquisition Proposal continues to be a Superior Offer and that the failure to effect a Company Board Adverse Recommendation Change or terminate this Agreement under Section 9.1(k) below in light of such Superior Offer, would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Legal Requirements. The requirements and provisions of this Section 5.2(c) shall also apply in the event of any material change to the terms of any such Acquisition Proposal and each such material change shall require a new Company Recommendation Determination Notice, except that the references to five (5) Business Days shall be deemed to be four (4) Business Days.

(d)    Notwithstanding anything to the contrary contained in Section 5.2(b), if at any time prior to the approval of this Agreement by the Required Company Shareholder Vote, the Company Board of Directors may, if an event, fact, development, circumstance or occurrence that affects or would be reasonably likely to affect the business, assets or operations of the Company that occurs or arises after the date of this Agreement, was neither known nor reasonably foreseeable by the Company Board of Directors as of, or prior to, the date of this Agreement and becomes known by the Company Board of Directors after the date of this Agreement (a “Company Intervening Event”), effect a Company Board Adverse Recommendation Change if it determines in good faith, following consultation with its outside legal counsel, that the failure to effect a Company Board Adverse Recommendation Change in light of such Company Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Legal Requirements; provided, however, that the Company Board of Directors may not effect a Company Board Adverse Recommendation Change due to a Company Intervening Event unless (i) the Company shall have provided prior written notice to Yumanity (the “Company Intervening Event Recommendation Determination Notice”) at least five (5) Business Days in advance of its intention to effect such Company Board Adverse Recommendation Change, (ii) such notice describes in reasonable detail the facts and reasons for such intention, (iii) if requested by Yumanity, the Company shall, during such five (5) Business Day period, negotiate with Yumanity in good faith to make such adjustments to the terms and conditions of this Agreement so that the Company Board Adverse Recommendation Change in connection with the Company Intervening Event is no longer necessary, and (iv) after considering the results of any such negotiations and giving effect to any new proposals made by Yumanity, if any, and, after consultation with outside legal counsel, the Company Board of Directors shall have determined, in good faith, that the failure to make the Company Board Adverse Recommendation Change in connection with such Company Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Legal Requirements. The provisions of this Section 5.2(d) shall also apply to any material change to the facts and circumstances relating to any such Company Intervening Event and each such material change shall require a new Company Intervening Event Recommendation Determination Notice, except that the references to five (5) Business Days shall be deemed to be four (4) Business Days. For further clarity, the Company Board of Directors shall not be permitted to effect a Company Board Adverse Recommendation Change pursuant to this Section 5.2(d) with respect to or in connection with any Acquisition Proposal (which shall be covered by and subject in all respects to Section 5.2(c).

5.3    Yumanity Stockholders’ Meeting.

(a)    Yumanity shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Yumanity Common Stock to vote on the Yumanity Stockholder Proposals (such meeting, the “Yumanity Stockholders’ Meeting”). The Yumanity Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Yumanity shall take reasonable measures to ensure that all proxies solicited in connection with the Yumanity Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained herein, if on the date of the Yumanity Stockholders’ Meeting, or a date preceding the date on which the Yumanity Stockholders’ Meeting is scheduled, Yumanity reasonably believes that (x) it will not receive proxies sufficient to obtain the required approval of the holders of Yumanity Common Stock at the Yumanity Stockholders’ Meeting with respect to all of the Yumanity Stockholder Proposals, whether or not a quorum would be present at the Yumanity Stockholders’ Meeting or (y) it will not have sufficient shares of Yumanity Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Yumanity Stockholders’ Meeting, subject to compliance with all Legal Requirements, Yumanity may postpone or adjourn, or make one or more successive postponements or adjournments of, the Yumanity Stockholders’ Meeting, as long as the date of the Yumanity Stockholders’ Meeting is not postponed or adjourned more than an aggregate of thirty (30) calendar days in connection with any such postponements or adjournments pursuant to either or both of the preceding clauses (x) and (y); provided that, subject to compliance with all Legal Requirements, Yumanity may postpone or adjourn the Yumanity Stockholders’ Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Yumanity has reasonably determined, after consultation with their outside legal counsel, is reasonably likely to be required under applicable Legal Requirements and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Yumanity prior to the Yumanity Stockholders’ Meeting.

(b)    Yumanity agrees that, subject to Section 5.3(c): (i) the Yumanity Board of Directors shall recommend that Yumanity’s stockholders vote to approve the Yumanity Stockholder Proposals (the recommendation of the Yumanity Board of Directors that Yumanity’s stockholders vote to approve the Yumanity Stockholder Proposals being referred to as the “Yumanity Board Recommendation”); and (ii) the Yumanity Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the Yumanity Board of Directors or any committee thereof to withdraw or modify the Yumanity Board Recommendation in a manner adverse to the Company shall be adopted or proposed.

(c)    Notwithstanding anything to the contrary contained in Section 5.3(b), if at any time prior to the approval of the Yumanity Stockholder Proposals by the Required Yumanity Stockholder Vote, Yumanity receives a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 4.5) from any Person that has not been withdrawn and, after consultation with outside legal counsel and outside financial advisor(s), the Yumanity Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, the Yumanity Board of Directors may withhold, amend, withdraw or modify the Yumanity Board Recommendation in a manner adverse to the Company or, if applicable, recommend such Superior Offer (collectively a “Yumanity Board Adverse Recommendation Change”) if, but only if, the Yumanity Board of Directors determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to effect a Yumanity Board Adverse Recommendation Change, in light of such Superior Offer, would reasonably be expected to be inconsistent with the fiduciary duties of the Yumanity Board of Directors under applicable Legal Requirements; provided, that, before making a Yumanity Board Adverse Recommendation Change, (i) the Company receives written notice from Yumanity confirming that the Yumanity Board of Directors intends to change its recommendation at least five (5) Business Days in advance of effecting a Yumanity Board Adverse Recommendation Change (the “Yumanity Recommendation Determination Notice”), but such notice shall not be deemed to constitute a Yumanity Board Adverse Recommendation Change; (ii) such notice describes in reasonable detail the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other documents reflecting the material terms relating thereto); (iii) if requested by the Company, Yumanity shall, during such five (5) Business Day period, negotiate with the Company in good faith to make such adjustments to the terms and conditions of this Agreement so that the Yumanity Board Adverse Recommendation Change is no longer necessary and such Acquisition Proposal no longer constitutes a Superior Offer; and (iv) after considering the results of any such negotiations and giving effect to any new proposals made by the Company, if any, and, after consultation with outside legal counsel and outside financial advisor(s), the Yumanity Board of Directors shall have determined, in good faith, that such Acquisition Proposal continues to be a Superior Offer and that the failure to effect a Yumanity Board Adverse Recommendation Change or terminate this Agreement under Section 9.1(j) below, in light of such Superior Offer, would reasonably be expected to be inconsistent with the fiduciary duties of the Yumanity Board of Directors under applicable Legal Requirements. The requirements and provisions of this Section 5.3(c) shall also apply in the event of any material change to the terms of any such Acquisition Proposal and each such material change shall require a new Yumanity Recommendation Determination Notice, except that the references to five (5) Business Days shall be deemed to be four (4) Business Days.

(d)     Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the Yumanity Stockholder Proposals, the Yumanity Board of Directors may, if an event, fact, development, circumstance or occurrence that affects or would be reasonably likely to affect the business, assets or operations of Yumanity that occurs or arises after the date of this Agreement, was neither known nor reasonably foreseeable by the Yumanity Board of Directors as of, or prior to, the date of this Agreement and becomes known by the Yumanity Board of Directors after the date of this Agreement (a “Yumanity Intervening Event”), effect a Yumanity Board Adverse Recommendation Change if it determines in good faith, following consultation with its outside legal counsel, that the failure to effect a Yumanity Board Adverse Recommendation Change in light of such Yumanity Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties of the Yumanity Board of Directors under applicable Legal Requirements; provided, however, that the Yumanity Board of Directors may not effect a Yumanity Board Adverse Recommendation Change due to a Yumanity Intervening Event unless (i) Yumanity shall have provided prior written notice to the Company (the “Yumanity Intervening Event Recommendation Determination Notice”) at least five (5) Business Days in advance of its intention to effect such Yumanity Board Adverse Recommendation Change, (ii) such notice describes in reasonable detail the facts and reasons for such intention, (iii) if requested by the Company, Yumanity shall, during such five (5) Business Day period, negotiate with the Company in good faith to make such adjustments to the terms and conditions of this Agreement so that the Yumanity Board Adverse Recommendation Change in connection with the Yumanity Intervening Event is no longer necessary, and (iv) after considering the results of any such negotiations and giving effect to any new proposals made by the Company, if any, and, after consultation with outside legal counsel, the Yumanity Board of Directors shall have determined, in good faith, that the failure to make the Yumanity Board Adverse Recommendation Change in connection with such Yumanity Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties of the Yumanity Board of Directors under applicable Legal Requirements. The provisions of this Section 5.3(d) shall also apply to any material change to the facts and circumstances relating to any such Yumanity Intervening Event and each such material change shall require a new Yumanity Intervening Event Determination Notice, except that the references to five (5) Business Days shall be deemed to be four (4) Business Days. For further clarity, the Yumanity Board of Directors shall not be permitted to effect a Yumanity Board Adverse Recommendation Change pursuant to this Section 5.3(d) with respect to or in connection with any Acquisition Proposal (which shall be covered by and subject in all respects to Section 5.3(c)).

(e)    Nothing contained in this Agreement shall prohibit Yumanity or its Board of Directors from (i) taking and disclosing to the stockholders of Yumanity a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act), and (ii) making a “stop, look and listen” communication to the stockholders of Yumanity pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that this Section 5.3(e) shall not be deemed to affect whether any such disclosure, other than such a “stop, look and listen” communication, would otherwise be deemed to be a Yumanity Board Adverse Recommendation Change; provided, further, that any such disclosures permitted pursuant to this Section 5.3(e) (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Yumanity Board Adverse Recommendation Change unless the Board of Directors of Yumanity expressly publicly reaffirms the Yumanity Board Recommendation (x) in such communication or (y) within three (3) Business Days after being requested in writing to do so by the Company. For clarity, a factually accurate public statement that describes Yumanity’s receipt of an Acquisition Proposal, that no position has been taken by the Yumanity Board of Directors as to the advisability or desirability of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed a Yumanity Board Adverse Recommendation Change.

5.4    Regulatory Approvals. The Parties shall use reasonable best efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party shall use reasonable best efforts to file or otherwise submit, within five (5) Business Days after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. The Company and Yumanity shall respond as promptly as is practicable to respond in compliance with: (a) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for information or documentation; and (b) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

5.5    Options, RSAs, RSUs and Warrants.

(a)    Company Options, RSUs and Warrants.

(i)    At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Equity Incentive Plans, whether or not vested, shall automatically and without any action on the part of the holder thereof, be converted into and become an option to purchase Yumanity Common Stock, and Yumanity shall assume the Equity Incentive Plans and each such Company Option in accordance with the terms of the Equity Incentive Plans and the terms of the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under Company Options assumed by Yumanity shall thereupon be converted into rights with respect to Yumanity Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Yumanity may be exercised solely for Yumanity Common Stock; (ii) the number of shares of Yumanity Common Stock subject to each Company Option assumed by Yumanity shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Yumanity Common Stock; (iii) the per share exercise price for the Yumanity Common Stock issuable upon exercise of each Company Option assumed by Yumanity shall be determined by dividing (A) the per share exercise price of the shares of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Yumanity shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Company Option, such Company Option assumed by Yumanity in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Yumanity Common Stock subsequent to the Effective Time; and (B) the Yumanity Board of Directors or a committee thereof shall succeed to the authority and responsibility of Company Board of Directors or any committee thereof with respect to each Company Option assumed by Yumanity. Notwithstanding anything to the contrary in this Section 5.5(a)(i), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Yumanity Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Option would not be intended to constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code.

(ii)    At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time under the Equity Incentive Plans, whether or not vested, shall automatically and without any action on the part of the holder thereof, be converted into and become a restricted stock unit with respect to Yumanity Common Stock, and Yumanity shall assume the Equity Incentive Plans and each such Company RSU in accordance with the terms of the Equity Incentive Plans and the terms of the restricted stock unit agreement by which such Company RSU is evidenced. All rights with respect to Company Common Stock under Company RSUs assumed by Yumanity shall thereupon be converted into rights with respect to Yumanity Common Stock. Accordingly, from and after the Effective Time: (i) each Company RSU assumed by Yumanity may be settled solely for Yumanity Common Stock; (ii) the number of shares of Yumanity Common Stock subject to each Company RSU assumed by Yumanity shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company RSU, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Yumanity Common Stock; and (iii) any restriction on the settlement of any Company RSU assumed by Yumanity shall continue in full force and effect and the term, vesting schedule and other provisions of such Company RSU shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Company RSU, such Company RSU assumed by Yumanity in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Yumanity Common Stock subsequent to the Effective Time; and (B) the Yumanity Board of Directors or a committee thereof shall succeed to the authority and responsibility of Company Board of Directors or any committee thereof with respect to each Company RSU assumed by Yumanity.

(iii)    Yumanity shall file with the SEC, as soon as practicable following the Effective Time (but no later than thirty (30) days after the Effective Time), a registration statement on Form S-8, if available for use by Yumanity, relating to (i) the shares of Yumanity Common Stock issuable with respect to Company Options and Company RSUs assumed by Yumanity in accordance with Sections 5.5(a)(i) and 5.5(a)(ii), and (ii) subject to approval of the 2022 Plan by Yumanity’s stockholders, the issuance of shares of Yumanity Common Stock under the 2022 Plan.

(iv)    Subject to Section 5.5(a)(v), at the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time (for the avoidance of doubt, excluding Company Warrants that are deemed to have been automatically exercised pursuant to their terms as a result of the consummation of the Merger), if any, shall be converted into and become a warrant to purchase shares of Yumanity Common Stock and Yumanity shall assume each such Company Warrant in accordance with its terms. All rights with respect to Company Common Stock under Company Warrants assumed by Yumanity shall thereupon be converted into rights with respect to shares of Yumanity Common Stock. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by Yumanity may be exercised solely for shares of Yumanity Common Stock; (ii) the number of shares of Yumanity Common Stock subject to each Company Warrant assumed by Yumanity shall be determined by multiplying (A) the number of shares of Company Common Stock, or the number of shares of Company Common Stock issuable upon exercise of the Company Warrants, that were subject to such Company Warrant immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Yumanity Common Stock; (iii) the per share exercise price for the shares of Yumanity Common Stock issuable upon exercise of each Company Warrant assumed by Yumanity shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Company Warrant assumed by Yumanity shall continue in full force and effect and the term and other provisions of such Company Warrant shall otherwise remain unchanged.

(v)    Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Equity Incentive Plans, the Company Warrants and otherwise) to effectuate the provisions of this Section 5.5(a) and to ensure that, from and after the Effective Time, holders of Company Options, Company RSUs and Company Warrants have no rights with respect thereto other than those specifically provided in this Section 5.5(a).

(b)    Yumanity Options, RSUs and RSAs.

(i)    Each outstanding Yumanity RSU and Yumanity RSA shall be accelerated in full effective as of immediately prior to the Effective Time. Effective as of immediately prior to the Effective Time, each outstanding Yumanity RSU and Yumanity RSA shall be accelerated in full and, in exchange therefor, effective as of immediately prior to the Effective Time, each former holder of any such Yumanity RSU and Yumanity RSA shall be entitled to receive or retain and shall be deemed to hold a number of shares of Yumanity Common Stock as is equal to (i) the total number of shares of Yumanity Common Stock subject to such Yumanity RSU or Yumanity RSA, as applicable, less (ii) the number of shares of Yumanity Common Stock that would otherwise be issued to or retained by the holder pursuant to the Yumanity RSU or Yumanity RSA, as applicable, to be withheld by Yumanity in satisfaction of the tax withholding obligations arising as a result of the vesting or settlement of such Yumanity RSU or Yumanity RSA, as applicable, equal to a number of shares of Yumanity Common Stock having a fair market value (which, for this purpose, shall be the closing price per share of Yumanity

Common Stock immediately prior to the Effective Time) equal to the amount necessary to satisfy the withholding obligation based on the applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes (rounded up to the nearest whole share) unless prior to the Effective Time, the holder has made arrangement satisfactory to Yumanity to satisfy such tax withholding obligation pursuant to another method provided in the applicable Yumanity RSU or Yumanity RSA award agreement, in which case, the full number of shares of Yumanity Common Stock subject to such Yumanity RSU or Yumanity RSA, as applicable, shall be issued to or retained by such holder.

(ii)    Each unexpired and unexercised Yumanity Option, whether vested or unvested, shall be accelerated in full effective as of immediately prior to the Effective Time.

(iii)    Effective as of immediately prior to, but subject to the occurrence of, the Effective Time, each award of In the Money Yumanity Options shall automatically be deemed to be exercised in full by the holder thereof, and in connection with such exercise, each such holder shall be issued and shall be deemed to hold a number of shares of Yumanity Common Stock as is equal to (i) the total number of shares of Yumanity Common Stock subject to such award of In the Money Yumanity Options less (ii) the number of shares of Yumanity Common Stock having a fair market value (which, for this purpose, shall be the closing price per share of Yumanity Common Stock immediately prior to the Effective Time) that does not exceed the aggregate exercise price of such award of In the Money Yumanity Options (with any balance of the aggregate exercise price to be paid in cash by the holder) less (iii) the number of shares of Yumanity Common Stock that would otherwise be issued to the holder pursuant to the award of In the Money Yumanity Options to be withheld by Yumanity in satisfaction of the tax withholding obligations arising as a result of the deemed exercise of such award of In the Money Yumanity Options equal to a number of shares of Yumanity Common Stock having a fair market value (which, for this purpose, shall be the closing price per share of Yumanity Common Stock immediately prior to the Effective Time) equal to the amount necessary to satisfy the withholding obligation based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes (rounded up to the nearest whole share) unless prior to the Effective Time, the holder has made arrangement satisfactory to Yumanity to satisfy such tax withholding obligation pursuant to another method provided in the applicable In the Money Yumanity Option award agreement, in which case, the full number of shares of Yumanity Common Stock subject to such In the Money Yumanity Option shall be issued to such holder.

(iv)    Each Yumanity Option that is not an In the Money Yumanity Option shall be cancelled as of the Effective Time.

(v)    Prior to the Effective Time, the Yumanity Board shall take all actions that may be necessary (under the Yumanity equity incentive plans or otherwise) to effectuate the provisions of this Section 5.5(b) and to ensure that, from and after the Effective Time, holders of Yumanity Options, Yumanity RSUs and Yumanity RSAs have no rights with respect thereto other than those specifically provided in this Section 5.5(b).

5.6    Indemnification of Officers and Directors.

(a)    From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Yumanity and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Yumanity or the Company (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Yumanity or the Company, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL and the WBCA for directors or officers of Delaware and Washington corporations respectively. Each D&O Indemnified Party will be entitled to advancement of reasonable and documented expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from Yumanity and the Surviving Corporation, jointly and severally, to the same extent as such D&O Indemnified Party is entitled to advancement of expenses as of the date of this Agreement by Yumanity or the Company pursuant to the certificate of incorporation and bylaws of Yumanity and articles of incorporation and bylaws of the Company in effect on the date of this Agreement or any applicable indemnification agreement, upon receipt by Yumanity or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided, that any person to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)    The certificate of incorporation and bylaws Yumanity and the articles of incorporation and bylaws the Surviving Corporation shall contain, and Yumanity shall cause the articles of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Yumanity and the Company than are presently set forth in the certificate of incorporation and bylaws of Yumanity and the articles of incorporation and bylaws of the Company, which provisions shall not be amended, modified or repealed for a period of six years’ time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Yumanity and the Company, as applicable.

(c)    From and after the Effective Time, Yumanity shall, at the expense of the Surviving Corporation, maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Yumanity. In addition, Yumanity shall purchase, prior to the Effective Time, a six-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Yumanity’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Yumanity’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Yumanity by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions).

(d)    Yumanity shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.6 in connection with their successful enforcement of their rights provided in this Section 5.6.

(e)    The provisions of this Section 5.6 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Yumanity and the Company, as applicable, by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives. In addition to the rights provided by this Agreement, to the extent that current and former officers and directors of Yumanity and the Company have existing rights under any agreement between such officer or director and Yumanity or the Company, as applicable, with respect to indemnification, the Surviving Corporation will take all good faith efforts necessary to maintain in place such other agreement and to indemnify such officer or director to the maximum extent possible under this Agreement as well as such other agreement.

(f)    In the event Yumanity or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Yumanity or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.6.

5.7    Additional Agreements.

(a)    The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement. Further, Yumanity shall use commercially reasonable efforts to obtain (x) executed severance agreements (including releases of Yumanity) contemplated by Section 8.3(f) and (y) final invoices from any Person who is owed unpaid Yumanity Transaction Expenses prior to Closing.

(b)    Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Authority or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order might not be advisable.

5.8    Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable and legally permitted, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Yumanity may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Yumanity in compliance with this Section 5.8. Notwithstanding the foregoing, a Party need not consult with any other Parties in connection with such portion of any press release, public statement or filing to be issued or made (i) with respect to any Acquisition Proposal, Yumanity Board Adverse Recommendation Change or Company Board Adverse Recommendation Change, as applicable, and (ii) with respect to Yumanity only, pursuant to Section 5.3(e).

5.9    Listing. At or prior to the Effective Time, Yumanity shall use its commercially reasonable efforts to (a) cause the shares of Yumanity Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the Nasdaq Global Market or The Nasdaq Capital Market, (b) maintain its existing listing on until the Effective Time and to obtain approval of the listing of the combined corporation on the Nasdaq Capital Market and (c) effect the Reverse Split (to the extent applicable and deemed necessary by the Parties). The Company will cooperate with Yumanity as reasonably requested by Yumanity with respect to the listing application for the Yumanity Common Stock (the “Nasdaq Listing Application”) and promptly furnish to Yumanity all information concerning the Company and its shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.9.

5.10    Tax Matters.

(a)    Yumanity, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b)    This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations section 1.368-2(g). Each of the Parties intends that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties shall treat and shall not take (and shall cause their respective Affiliates to treat and not take) any Tax reporting position inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The Company and Yumanity will reasonably cooperate with each other to document and support the intentions of the parties hereto that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including providing to each other on or prior to the Closing customary representation letters typically provided as the basis for a legal opinion with respect thereto.

(c)    Yumanity (or the Company, to the extent required by law) will prepare and file, or cause to be prepared and filed, all income Tax Returns of Yumanity or any of its Subsidiaries to be filed for any Tax period ending on or before the Closing Date and the portion of any Straddle Period through the Closing Date the due date of which (taking into account extensions) is after the Closing Date.

5.11    Legends. Yumanity shall be entitled to place appropriate legends on the certificated and non-certificated book entries evidencing any Yumanity Common Stock to be received by equity holders of the Company who may be considered “affiliates” of Yumanity for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Yumanity Common Stock.

5.12    Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement, to cause the Closing to occur as promptly as reasonably possible and to enable the combined entity to continue to meet its obligations following the Closing.

5.13    Directors and Officers. Yumanity and the Company shall obtain and deliver to the other Party at or prior to the Effective Time the resignation of each officer and director of Yumanity or the Company who is not continuing as an officer or director of Yumanity following the Effective Time. Prior to the Effective Time, but to be effective at the Effective Time, the Yumanity Board of Directors shall appoint Board designees selected by the Company. Immediately after the Effective Time, the Yumanity Board of Directors shall consist of six (6) members, three (3) of whom shall be designated by the Company, two (2) of whom shall be designated by members of the Yumanity Board of Directors existing as of the date hereof (provided, such designation shall be subject to prior approval and consent by the Company, not be unreasonably withheld, conditioned or delayed), and one (1) shall be the Chief Executive Officer of the Company. Immediately following the Effective Time, a majority of the members of the Yumanity Board of Directors shall meet the requisite independence requirements of Nasdaq’s listing standards. The Parties shall further take all necessary action so that the Persons listed in Schedule 5.13 are elected or appointed, as applicable, to the positions of officers and directors of Yumanity and the Surviving Corporation, as set forth therein, to serve in such positions effective as of the Effective Time. If any Person named above as a director is unable or unwilling to serve as a director of Yumanity after the Effective Time, as set forth therein, the Party appointing such Person shall designate a successor.

5.14    Section 16 Matters. Prior to the Effective Time, Yumanity shall take all such steps as may be required to cause any acquisitions of Yumanity Common Stock and any options to purchase Yumanity Common Stock resulting from the Merger, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Yumanity, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.15    Reverse Split. If mutually deemed necessary by the Parties, Yumanity shall submit to the holders of Yumanity Common Stock at the Yumanity Stockholders’ Meeting a proposal to approve and adopt an amendment to the Yumanity certificate of incorporation to authorize the Yumanity Board of Directors to effect a reverse stock split of all outstanding shares of Yumanity Common Stock at a reverse stock split ratio in the range of 1-for-5 to 1-for-20, as mutually agreed to by Yumanity and the Company (the “Reverse Split”), and shall take such other actions as shall be reasonably necessary to effectuate the Reverse Split.

5.16    Covenants Regarding Concurrent Financing.

(a)    Without limiting the foregoing, the Parties shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to enforce its rights under the Securities Purchase Agreement in the event that all conditions in the Securities Purchase Agreement (other than conditions whose satisfaction is controlled by the Parties or any of their Affiliates and other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, and to cause the Concurrent Investors to pay the applicable portion of the Concurrent Investment Amount set forth in the Securities Purchase Agreement in accordance with its terms. If reasonably requested by the Company, Yumanity shall, to the extent it has such rights under the Securities Purchase Agreement, waive any breach of any representation, warranty, covenant or agreement of the Securities Purchase Agreement by any Concurrent Investor to the extent necessary to cause the satisfaction of the conditions to closing of the Concurrent Financing set forth in the Securities Purchase Agreement and solely for the purpose of consummating the Closing. Without limiting the generality of the foregoing, Yumanity shall give the Company prompt (and, in any event, within two (2) Business Days) written notice: (A) of any request from a Concurrent Investor for any amendment to the Securities Purchase Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any Concurrent Investor under the Securities Purchase Agreement, to the extent known by such Party; and (C) of the receipt of any written notice or other written communication from any party to the Securities Purchase Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any Concurrent Investor under the Securities Purchase Agreement or any related agreement. Yumanity shall deliver all notices they are required to deliver under the Securities Purchase Agreement on a timely basis in order to cause the Concurrent Investors to consummate the Concurrent Financing immediately prior to the Effective Time.

(b)    Yumanity shall not amend, modify or waive any provisions of the Securities Purchase Agreement without the prior written consent of the Company; provided, that any amendment, modification or waiver that is solely ministerial in nature or otherwise immaterial, and, in each case, that does not affect any economic or any other material term, shall not require the prior written consent, so long as Yumanity has provided to the Company no less than two (2) Business Days written notice of such amendment, modification or waiver, it being understood, but without limiting the foregoing, that it shall be deemed material if any amendment, modification or waiver (i) reduces the Concurrent Investment Amount or (ii) imposes new or additional conditions or otherwise expands, or adversely amends or modifies any of the conditions to the receipt of the Concurrent Financing.

(c)    The Company shall use commercially reasonable efforts to take such actions and cause the holders of Company Common Stock to provide all documentation, including investor questionnaires, reasonably requested by Yumanity to allow Yumanity to issue the Yumanity Common Stock to such holders in a manner that satisfies the requirements of Rule 506 of Regulation D under the Securities Act or Rule 902 of Regulation S, including certifications to Yumanity: that either (a) (i) such holder is and will be, as of the Effective Time, an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act) and as to the basis on which such holder is an accredited investor; or (ii) such holder is not and will not be, as of the Effective Time, an “accredited investor”, in which case such holder either alone or with such holder’s purchaser representative has such knowledge and experience in financial and business matters that such holder is capable of evaluating the merits and risks of the Yumanity Common Stock; and (iii) that unless the shares are registered for resale the Yumanity Common Stock is being acquired for such holder’s account for investment only and not with a view towards, or with any intention of, a distribution or resale thereof for at least a period of six (6) months following the Closing or (b) such holder is not a “U.S. person” within the meaning of Regulation S, Rule 902, promulgated by the SEC under the Securities Act.

5.17    Termination of Certain Agreements and Rights.

(a)    The Company shall use its commercially reasonable efforts to terminate at or prior to the Effective Time, those agreements set forth in Schedule C (collectively, the “Investor Agreements”).

(b)    Yumanity shall use its commercially reasonable efforts to terminate, at or prior to the Effective Time, such agreements as are reasonably requested in writing by the Company at least five (5) Business Days prior to the Closing, provided, that such agreements are terminable for convenience by, and without the imposition of any penalty on, Yumanity.

5.18    Certificates.

(a)    The Company will prepare and deliver to Yumanity at least two (2) Business Days prior to the Closing Date a certificate signed by the Chief Executive Officer and President of the Company, on behalf of the Company and not in their personal capacities, in a form reasonably acceptable to Yumanity which sets forth a true and complete list of the holders of Company Common Stock, Company Option and Company Warrants as of immediately prior to the Effective Time and the number of shares of Company Common Stock owned and/or underlying the Company Options or Company Warrants held by such holders (the “Allocation Certificate”).

(b)    Estimated Net Cash Certificate.

(i)    Yumanity shall prepare and deliver to the Company at least five (5) days prior to the Closing Date a certificate signed by the Chief Financial Officer of Yumanity, on behalf of Yumanity and not in his or her personal capacity, in a form reasonably acceptable to the Company which sets forth an estimate prepared in good faith of (i) the Yumanity Net Cash (including each line item set forth in the definition therein) and (ii) Yumanity Debt (including each line item set forth in the definition therein), each as of the Closing Date, determined in a manner consistent and in accordance with GAAP and Yumanity’s most recent audited financial statements which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably requested by the Company to verify and determine the information contained therein (the “Estimated Net Cash Certificate”, and the date of delivery of such certificate being the “Delivery Date”). No later than three (3) days after the Delivery Date (the last day of such period, the “Response Date”), the Company shall have the right to dispute any part of the Estimated Net Cash Certificate by delivering a written notice to that effect to Yumanity (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Estimated Net Cash Certificate and will be accompanied by reasonably detailed materials supporting the basis for such revisions.

(ii)    If, on or prior to the Response Date, the Company notifies Yumanity in writing that it has no objections to the Estimated Net Cash Certificate or, if the Company fails to deliver a Dispute Notice as provided in Section 5.18(b)(ii) on or prior to the Response Date, then the calculations of Yumanity Net Cash and Yumanity Debt set forth in the Estimated Net Cash Certificate shall be deemed to have been finally determined for purposes of this Agreement and to represent the Yumanity Net Cash and Yumanity Debt as of the Closing Date for purposes of this Agreement.

(iii)    If the Company delivers a Dispute Notice on or prior to the Response Date, then Representatives of Yumanity and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Yumanity Net Cash and/or Yumanity Debt, which agreed upon Yumanity Net Cash and Yumanity Debt amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Yumanity Net Cash and Yumanity Debt as of the Closing Date for purposes of this Agreement.

(iv)    If Representatives of Yumanity and the Company are unable to negotiate an agreed-upon determination of Yumanity Net Cash and Yumanity Debt as of the Closing Date pursuant to Section 5.18(b)(iv) within three days after delivery of the Dispute Notice (or such other period as Yumanity and the Company may mutually agree upon), then any remaining disagreements as to the calculation of Yumanity Net Cash and Yumanity Debt shall be referred to an independent auditor of recognized national standing jointly selected by Yumanity and the Company. If the Parties are unable to select an independent auditor within five (5) days, then either Yumanity or the Company may thereafter request that the Seattle, Washington Office of the American Arbitration Association (“AAA”) make such selection (either the independent auditor jointly selected by both Parties or such independent auditor selected by the AAA, the “Accounting Firm”). Yumanity and the Company shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing their respective calculations of Yumanity Net Cash and Yumanity Debt and the Dispute Notice, and Yumanity and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) Business Days of accepting its selection. Yumanity and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Yumanity and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Yumanity Net Cash and Yumanity Debt made by the Accounting Firm must be within the range of values submitted to the Accounting Firm by that Parties, shall be made in writing delivered to each of Yumanity and the Company, shall be final and binding on Yumanity and the Company and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Yumanity Net Cash and Yumanity Debt as of the Closing Date for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 5.18(b)(iv). The fees and expenses of the Accounting Firm shall be allocated between Yumanity and the Company in the same proportion that the disputed amount of the Yumanity Net Cash and Yumanity Debt that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Yumanity Net Cash and Yumanity Debt amount. If this Section 5.18(b)(iv) applies as to the determination of the Yumanity Net Cash and Yumanity Debt, upon resolution of the matter in accordance with this Section 5.18(b)(iv), the Parties shall not be required to determine Yumanity Net Cash or Yumanity Debt again even though the Closing Date may occur later than the originally anticipated Closing Date, except that either Yumanity or the Company may request a redetermination of Yumanity Net Cash and Yumanity Debt if the Closing Date is more than 15 days after the originally anticipated Closing Date.

(c)    The Company shall prepare and deliver to Yumanity at least five (5) calendar days prior to the Closing Date a certificate signed by the Chief Executive Officer of the Company, on behalf of the Company and not in his or her personal capacity, in a form reasonably acceptable to Yumanity which sets forth an itemized list of each element of the (i) Company’s cash and cash equivalents and (ii) the Company Debt, each as of the Closing Date determined in a manner consistent with the manner in which such items were historically determined and in accordance with the Company’s most recent audited financial statements (the “Company Estimated Cash and Debt Statement”) which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably requested by Yumanity to verify and determine the information contained therein.

5.19    Litigation. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 9, Yumanity shall as promptly as reasonably practicable (but no later than within two (2) Business Days of receipt of learning about potential Transaction Litigation) notify the Company in writing of, shall keep the Company informed on a reasonably prompt basis regarding any such Transaction Litigation, and shall give the Company the opportunity to participate in the defense and settlement of, any Transaction Litigation (including by allowing the Company to offer comments or suggestions with respect to such Transaction Litigation, which Yumanity shall consider in good faith). Yumanity shall give the Company the opportunity to consult with counsel to Yumanity regarding the defense and settlement of any such Transaction Litigation, and in any event Yumanity shall not settle or compromise or agree to settle or compromise any Transaction Litigation without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Without otherwise limiting the D&O Indemnified Parties’ rights with regard to the right to counsel, and notwithstanding anything to the contrary in any indemnification agreements Yumanity has entered into, following the Effective Time, the D&O Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such D&O Indemnified Parties prior to the Effective Time to defend any Transaction Litigation on behalf of, and to the extent such Transaction Litigation is against, the D&O Indemnified Parties.

5.20    Permitted Asset Disposition. Notwithstanding anything to the contrary in this Agreement, the Company shall, and shall be permitted to, take all actions expressly and specifically required to be taken in connection with the consummation of the Permitted Asset Disposition pursuant to the terms of the Permitted Asset Disposition Agreement.

5.21    Yumanity A&R Bylaws. On or effective as of the Closing Date, the Yumanity Board of Directors shall approve an amendment to Yumanity’s bylaws in form and substance reasonably acceptable to the Company.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Contemplated Transactions and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1    Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement.

6.2    No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Contemplated Transactions illegal.

6.3    Stockholder Approval. This Agreement, the Merger and the other transactions contemplated by this Agreement shall have been duly approved by the Required Company Shareholder Vote, and the Yumanity Stockholder Proposals shall have been duly approved by the Required Yumanity Stockholder Vote.

6.4    No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending by an official of a Governmental Body in which such Governmental Body indicates that it intends to take any action challenging or seeking to restrain or prohibit the consummation of the Contemplated Transactions.

6.5     Listing. The existing shares of Yumanity Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date and the approval of the listing of the additional shares of Yumanity Common Stock on Nasdaq shall have been obtained and the shares of Yumanity Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

6.6    Concurrent Financing. The aggregate amount of cash proceeds received prior to the Closing, or to be received substantially simultaneously with the Closing, (i) by Yumanity in connection with the consummation of the transactions contemplated by the Securities Purchase Agreement and (ii) by the Company in connection with any Interim Financing, shall not be less than the Concurrent Investment Amount.

ARTICLE 7

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF YUMANITY AND MERGER SUB

The obligations of Yumanity and Merger Sub to effect the Contemplated Transactions and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Yumanity, at or prior to the Closing, of each of the following conditions:

7.1    Accuracy of Representations. The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect (except for the representations and warranties of the Company set forth in Section 2.3(a) of the Agreement), (B) the representations and warranties of the Company set forth in Section 2.3(a) of the Agreement shall have been true and correct in all respects as of the date of the Agreement and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such time except for such inaccuracies which are de minimis, individually or in the aggregate, or (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clauses (A)-(B), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2    Performance of Covenants. Each of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.

7.3    Documents. Yumanity shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a)    a certificate executed by the Chief Executive Officer and President of the Company, on behalf of the Company and not in his or her personal capacity, confirming that the conditions set forth in Sections 7.1, 7.2, and 7.4, and have been duly satisfied;

(b)    certificates of good standing (or equivalent documentation) of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the Company Board of Directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by the Company hereunder;

(c)    written resignations in forms reasonably satisfactory to Yumanity, dated as of the Closing Date and effective as of the Closing, executed by the officers and directors of the Company who will not be officers or directors of the Surviving Corporation pursuant to Section 5.13 hereof;

(d)    the Company Closing Financial Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably requested by the Company to verify and determine the information contained therein;

(e)    the Allocation Certificate;

(f)    the Company Estimated Cash and Debt Statement;

(g)    the Company Allocation Schedule; and

(h)     (i) an original signed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Yumanity to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company.

7.4    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

7.5    Termination of Investor Agreements. The Investor Agreements shall have been terminated.

7.6    Lock-Up Agreements. The Lock-Up Agreements executed by shareholders of the Company listed on Schedule B hereto will continue to be in full force and effect as of immediately following the Effective Time.

ARTICLE 8

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Contemplated Transactions and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

8.1    Accuracy of Representations. The representations and warranties of Yumanity and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Yumanity Material Adverse Effect (except for the representations and warranties of Yumanity set forth in Section 3.3(a) of the Agreement), (B) the representations and warranties of Yumanity set forth in Section 3.3(a) of the Agreement shall have been true and correct in all respects as of the date of the Agreement and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such time except for such inaccuracies which are de minimis, individually or in the aggregate, or (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clauses (A)-(B), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Yumanity Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2    Performance of Covenants. All of the covenants and obligations in this Agreement that either Yumanity or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3    Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a)    a certificate executed by the Chief Executive Officer and Chief Financial Officer of Yumanity, on behalf of Yumanity and not in their personal capacities, confirming that the conditions set forth in Sections 8.1, 8.2, and 8.5, have been duly satisfied;

(b)    certificates of good standing of Yumanity and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of its board of directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Yumanity and Merger Sub hereunder;

(c)    the Yumanity Closing Financial Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably requested by the Company to verify and determine the information contained therein;

(d)    the Estimated Net Cash Certificate;

(e)    executed Lock-Up Agreements from each executive officer and director continuing with Yumanity or any Yumanity Subsidiary following the Closing who is a Yumanity stockholder;

(f)    executed severance agreements (including releases of Yumanity) from each employee not continuing with Yumanity following the Closing Date and written resignations in forms reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Yumanity who are not to continue as officers or directors of Yumanity pursuant to Section 5.13 hereof.

8.4    Board of Directors. Yumanity shall have caused the Yumanity Board of Directors to be constituted as set forth in Section 5.13 of this Agreement effective as of the Effective Time.

8.5    No Yumanity Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Yumanity Material Adverse Effect that is continuing.

8.6    No Yumanity Indebtedness. Yumanity shall have no outstanding Yumanity Debt as of the Closing Date.

8.7    Yumanity Net Cash Requirement. Yumanity Net Cash shall not be less than $7,500,000 as of the Closing Date.

ARTICLE 9

TERMINATION

9.1    Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Yumanity Stockholder Proposals by the Required Yumanity Stockholder Vote or before or after approval of the Merger by the Required Company Shareholder Vote, unless otherwise specified below):

(a)    by mutual written consent duly authorized by the Boards of Directors of Yumanity and the Company;

(b)    by either Yumanity or the Company if the Contemplated Transactions shall not have been consummated by the date that is seven (7) months after the date hereof (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or to Yumanity, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; and provided, further, that, in the event that the SEC has not declared effective under the Securities Act the Form S-4 Registration Statement by the date which is sixty (60) days prior to the End Date, then either the Company or Yumanity shall be entitled to extend the End Date for an additional thirty (30) days;

(c)    by either Yumanity or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d)    by either Yumanity or the Company if (i) the Yumanity Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Yumanity’s stockholders shall have taken a final vote on the Yumanity Stockholder Proposals and (ii) the Yumanity Stockholder Proposals shall not have been approved at the Yumanity Stockholders’ Meeting (or any adjournment or postponement thereof) by the Required Yumanity Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Yumanity where the failure to obtain the Required Yumanity Stockholder Vote shall have been caused by the action or failure to act of Yumanity and such action or failure to act constitutes a material breach by Yumanity of this Agreement;

(e)    by the Company (at any time prior to the approval of the Yumanity Stockholder Proposals by the Required Yumanity Stockholder Vote) if a Yumanity Triggering Event shall have occurred;

(f)    by Yumanity (at any time prior to the approval of the Merger by the Required Company Shareholder Vote) if a Company Triggering Event shall have occurred;

(g)    by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Yumanity or Merger Sub set forth in this Agreement, or if any representation or warranty of Yumanity or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement so as to cause any of the conditions under Section 7.1 or 7.2 not to be satisfied; provided, further, that if such inaccuracy in representations and warranties or breach by Yumanity or Merger Sub is curable by Yumanity or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from the Company to Yumanity or Merger Sub of such breach or inaccuracy and of its intention to terminate pursuant to this Section 9.1(g) and (ii) Yumanity or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach after the notice contemplated in clause (i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by Yumanity or Merger Sub is cured prior to such termination becoming effective);

(h)    by Yumanity, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that Yumanity is not then in material breach of any representation, warranty, covenant or agreement under this Agreement so as to cause any of the conditions under Section 8.1 or 8.2 not to be satisfied; provided, further, that if such inaccuracy in representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Yumanity to the Company of such breach or inaccuracy and of its intention to terminate pursuant to this Section 9.1(h) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach after the notice contemplated in clause (i) above (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective);

(i)    by either Yumanity or the Company if (i) the Company’s shareholders do not adopt this Agreement by the Required Company Shareholder Vote within ten (10) Business Days after the Form S-4 Registration Statement shall have been declared effective under the Securities Act; provided, however, that the right to terminate this Agreement under this Section 9.1(i) shall not be available to the Company where the failure to obtain the Required Company Shareholder Vote shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

(j)    by Yumanity, at any time prior to the approval of the Yumanity Stockholder Proposals by the Required Yumanity Stockholder Vote if Yumanity has received an Acquisition Proposal that the Yumanity Board of Directors deems is a Superior Offer in accordance with Section 5.3(c), Yumanity has complied with its obligations under Section 4.5 and Section 5.3 in order to accept such Superior Offer, Yumanity both concurrently terminates this Agreement and enters into a definitive agreement that provides for the consummation of such Superior Offer and Yumanity concurrently pays to the Company the amount set forth in Section 9.3.

(k)    by the Company, at any time prior to the Required Company Shareholder Vote is obtained, if the Company has received an Acquisition Proposal that the Company Board of Directors deems is a Superior Offer in accordance with Section 5.2(c), the Company has complied with its obligations under Section 4.5 and Section 5.2 in order to accept such Superior Offer, the Company concurrently terminates this Agreement and enters into a definitive agreement that provides for the consummation of such Superior Offer and the Company concurrently pays to Yumanity the amount set forth in Section 9.3.

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) Section 5.8, this Section 9.2, Section 9.3, and Article 10 and the Confidentiality

Agreement shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party for its fraud or from any liability for any Willful Breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement. “Willful Breach” means a deliberate act or deliberate failure to act, taken with the actual knowledge that such act or failure to act would result in or constitute a material breach of this Agreement.

9.3    Expenses; Termination Fees.

(a)    Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Contemplated Transactions are consummated; provided, that Yumanity shall pay all fees and expenses incurred in relation to (i) the printing (e.g., paid to a financial printer) and filing with the SEC of the Form S-4 Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and (ii) the filing and application fees payable to Nasdaq in connection with the Nasdaq Listing Application and the listing of the Yumanity Common Stock to be issued in the Merger on Nasdaq (such fees, “Filing Fees”).

(b)    Yumanity shall pay to the Company via wire transfer of same-day funds, within two (2) Business Days after termination (or, if applicable, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $500,000 (the “Company Termination Fee”):

(i)    if this Agreement is terminated by the Company pursuant to Section 9.1(e);

(ii)    if this Agreement is terminated by Yumanity pursuant to Section 9.1(j); or

(iii)    if this Agreement is terminated by Yumanity or the Company pursuant to Section 9.1(b) or Section 9.1(d) or by the Company pursuant to Section 9.1(g) and (x) an Acquisition Proposal with respect to Yumanity shall have been publicly announced, disclosed or otherwise communicated to the Yumanity Board of Directors prior to such termination (and not withdrawn) and (y) within twelve (12) months after the date of such termination, Yumanity enters into a definitive agreement with respect to a Subsequent Transaction that is subsequently consummated or consummates a Subsequent Transaction whether or not in respect of the Acquisition Proposal referred to in clause (x).

(c)    The Company shall pay to Yumanity via wire transfer of same-day funds, within two (2) Business Days after termination (or, if applicable, upon such earlier entry into a definitive agreement and/or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $1,000,000 (the “Yumanity Termination Fee”):

(i)    if this Agreement is terminated by Yumanity pursuant to Section 9.1(f);

(ii)    if this Agreement is terminated by the Company pursuant to Section 9.1(k); or

(iii)    if this Agreement is terminated by Yumanity pursuant to Section 9.1(h) or Yumanity or the Company pursuant to Section 9.1(b) or Section 9.1(i) and (x) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board of Directors prior to such termination (and not withdrawn) and (y) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Subsequent Transaction that is subsequently consummated or consummates a Subsequent Transaction whether or not in respect of the Acquisition Proposal referred to in clause (x).

(d)     (i) If this Agreement is terminated by the Company pursuant to Section 9.1(d) or Section 9.1(g), or (ii) if this Agreement is terminated by Yumanity pursuant to Section 9.1(d), then Yumanity shall reimburse the Company for all Third Party Expenses incurred by the Company, up to a maximum of $250,000, by wire transfer of same-day funds within two (2) Business Days following the date on which the Company submits to Yumanity true and correct copies of reasonable documentation supporting such Third Party Expenses. If the Company also becomes entitled to receive a Company Termination Fee under this Agreement, the amount paid by Yumanity as expense reimbursement under this Section 9.3(d) will be credited against the Company Termination Fee.

(e)    (i) If this Agreement is terminated by Yumanity pursuant to Section 9.1(h) or Section 9.1(i), or (ii) if this Agreement is terminated by the Company pursuant to Section 9.1(i), then the Company shall reimburse Yumanity for all Third Party Expenses incurred by Yumanity up to a maximum of $500,000, by wire transfer of same-day funds within two (2) Business Days following the date on which Yumanity submits to the Company true and correct copies of reasonable documentation supporting such Third Party Expenses. If Yumanity also becomes entitled to receive a Yumanity Termination Fee under this Agreement, the amount paid by the Company as expense reimbursement under this Section 9.3(e) will be credited against the Yumanity Termination Fee.

(f)    If either Party fails to pay when due any amount payable by such Party under Section 9.3(a), (b), (c), (d) or (e), then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(g)    The Parties agree that the payment of the fees and expenses set forth in this Section 9.3, shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall either Yumanity or the Company be required to pay fees or damages payable pursuant to this Section 9.3 on more than one occasion (other than in the case of payments required under

Section 9.3(b)(iii) or Section 9.3(c)(iii) following a reimbursement of Third Party Expenses under Section 9.3(d) or Section 9.3(e) respectively. Subject to any liability or damage for fraud or Willful Breach as provided in Section 9.2, the payment of the fees and expenses set forth in this Section 9.3, and the provisions of Section 10.10, each of the Parties and their respective Affiliates shall have no liability, shall not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any Subsidiary, Affiliate, or Representative of such Party) in connection with or arising out of the termination of this Agreement, any breach by any Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1    Non-Survival of Representations and Warranties. The representations and warranties of the Company, Merger Sub and Yumanity contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article 10 shall survive the Effective Time.

10.2    Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company, Merger Sub and Yumanity at any time (whether before or after the approval of the Contemplated Transactions or issuance of shares of Yumanity Common Stock in the Contemplated Transactions); provided, however, that after any such adoption and approval of this Agreement by Yumanity’s stockholders, no amendment shall be made which by law requires further approval of the Yumanity stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Yumanity.

10.3    Waiver.

(a)    No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)    Any provision hereof may be waived (or the time for performance extended) by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4    Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5    Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws; provided that the Merger shall be governed by the laws of the State of Washington. In any action or suit between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties (i) irrevocably submits itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, (ii) to the extent such court does not have jurisdiction, the United States District Court of the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (b) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (d) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or the Contemplated Transactions in any other court, and (e) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE DOCUMENTS RELATED HERETO IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY CONTROVERSY INVOLVING ANY REPRESENTATIVE OF YUMANITY OR THE COMPANY UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6    Assignability; No Third-Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.7    Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service, by facsimile to the address or facsimile telephone number or sent by electronic mail (notice deemed given on the date of receipt) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, set forth beneath the name of such Party below (or to such other address, facsimile telephone number or electronic mail as such Party shall have specified in a written notice given to the other parties hereto):

if to Yumanity or Merger Sub:

Yumanity Therapeutics, Inc.

40 Guest Street, Suite 4410

Boston, MA 02135

Attention: Devin Smith, Senior Vice President and General Counsel

Email: dsmith@yumanity.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Telephone: 617-570-1000

Fax: 617-523-1231

Attention: John T. Haggerty, Esq. and Jean A. Lee

Email: jhaggerty@goodwinlaw.com and jeanlee@goodwinlaw.com

if to the Company:

Kineta, Inc.

219 Terry Avenue North, Suite 300

Seattle, WA 98109

Attention: Shawn Iadonato, CEO

Email: shawn@kineta.us

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

701 5th Avenue, Suite 5600

Seattle, WA 98104-7097

Telephone: 206-839-4337

Attention: Blake Ilstrup, Hari Raman and Albert W. Vanderlaan

Email: bilstrup@orrick.com, hraman@orrick.com and avanderlaan@orrick.com

10.8    Cooperation. Each Party agrees to cooperate fully with the other Parties and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.10    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties hereto waives any bond, surety or other security that might be required of any other Party with respect thereto.

10.11    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)    Each of “delivered” or “made available” means, with respect to any documentation, that prior to 11:59 p.m. (New York time) on the date that is one (1) Business Day prior to the date of this Agreement (i) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (ii) such material is disclosed in the Yumanity SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

YUMANITY THERAPEUTICS, INC.

By:	/s/ Richard Peters
Name:	Richard Peters
Title:	Chief Executive Officer

YACHT MERGER SUB, INC.

By:	/s/ Devin Smith
Name:	Devin Smith
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

KINETA, INC.

By:	/s/ Shawn Iadonato
Name:	Shawn Iadonato
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“2016 Plan” shall have the meaning set forth in Section 3.3(b).

“2018 Plan” shall have the meaning set forth in Section 3.3(b).

“2021 Plan” shall have the meaning set forth in Section 3.3(b).

“2022 Plan” shall mean the customary incentive plan that shall be subject to approval by Yumanity’s stockholders at the Yumanity Stockholders’ Meeting.

“Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Yumanity, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal with such Party.

“Acquisition Proposal” shall mean, with respect to a Party, any offer or proposal, whether written or oral (other than (i) an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Yumanity or any of its Affiliates, on the other hand, to the other Party, or (ii) an offer or proposal relating to a Permitted Asset Disposition) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” shall mean any transaction or series of transactions involving:

•

any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party or any of its Subsidiaries is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

•

any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the fair market value of the consolidated assets of a Party and its Subsidiaries, taken as a whole, other than a Permitted Asset Disposition.

“Affiliates” of a Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Allocation Certificate” shall have the meaning set forth in Section 5.18(a).

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended (15 U.S.C. §78 dd-1 et seq.), the UK Bribery Act of 2010, or any other applicable anti-bribery or anti-corruption Laws.

“Articles of Merger” shall have the meaning set forth in Section 1.3.

“Business Day” shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Capitalization Date” shall have the meaning set forth in Section 3.3(a).

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136) and all rules, any regulations and guidance issued by any Governmental Authority with respect thereto, in each case as in effect from time to time.

“Certifications” shall have the meaning set forth in Section 3.4(a).

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.3.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Affiliate” shall mean any Person that is (or at any relevant time was) under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Company Allocation Schedule” shall have the meaning set forth in Section 1.7(b).

“Company Associate” shall mean any current or former employee, independent contractor, officer or director of the Company or any Company Affiliate.

“Company Board Adverse Recommendation Change” shall have the meaning set forth in Section 5.2(c).

“Company Board of Directors” shall mean the Board of Directors of the Company.

“Company Board Recommendation” shall have the meaning set forth in Section 5.2(b).

“Company Capital Stock” shall mean the Company Common Stock.

“Company Closing Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the Closing.

“Company Closing Financial Certificate” means a certificate executed by the Chief Executive Officer of the Company, on behalf of the Company and not in his or her personal capacity, dated as of the Closing Date, certifying the accuracy of the Company Closing Balance Sheet. The Company Closing Financial Certificate shall include a representation of the Company, certified by the Chief Executive Officer of the Company, that such certificate includes an accurate and correct accounting and calculation of the Company’s cash and cash equivalents.

“Company Common Stock” shall mean the Company Non-Voting Common Stock and the Company Voting Common Stock.

“Company Confidential Information” shall have the meaning set forth in Section 2.8(i).

“Company Contract” shall mean any Contract: (a) to which the Company or any of its Subsidiaries is a Party; (b) by which the Company or any Company Subsidiary or any Company IP Rights or any other asset of Company or its Subsidiaries is or may become bound or under which the Company or any Company Subsidiary has, or may become subject to, any obligation; or (c) under which the Company or Company Subsidiary has or may acquire any right or interest.

“Company Debt” means with respect to the Company and its Subsidiaries, any of the following and, in each case, including all accrued and unpaid interest thereon and any premiums, prepayment penalties, breakage costs and other fees and expenses arising as a result of the payment of any such amount owed: (i) any indebtedness evidenced by any note, bond, debenture or other debt security, (ii) any indebtedness to any lender or creditor under credit facilities of the Company, (iii) any indebtedness for the deferred purchase price of property with respect to which Company is liable, contingently or otherwise, as obligor or otherwise, (iv) any drawn amounts under letter of credit arrangements, (v) any cash overdrafts, (vi) any capitalized leases, (vii) any indebtedness under any financial instrument classified as debt, (viii) any notes payable to any of Company’s equity holders or Company’s vendors, customers or third parties, (ix) any accrued and unpaid Taxes of the Company for any Pre-Closing Period, whether due before, on or after the Closing Date, (x) any Deferred Payroll Taxes, and (xi) any Liability of other Persons of the type described in the preceding clauses (i)-(x) that Company has guaranteed, that is recourse to Company or any of its assets, or that is otherwise the legal Liability of Company. Notwithstanding the foregoing, in no case shall Company Debt include any costs or expenses, including attorney’s fees or settlement costs, incurred in connection with (i) any potential or actual security holder litigation arising or resulting from this Agreement, the Merger or the Contemplated Transactions and that may be brought in connection with or on behalf of any Company security holder’s interest in Company Capital Stock (including all amounts paid or payable up to the retention amount of any insurance policy that is or may cover such costs or expenses and amounts not covered by any such insurance policy) or (ii) any Dissenting Shares.

“Company Disclosure Schedule” shall have the meaning set forth in Article 2.

“Company Employee Plan” shall have the meaning set forth in Section 2.14(a).

“Company Estimated Cash and Debt Statement” shall have the meaning set forth in Section 5.18(b)(i).

“Company Financials” shall have the meaning set forth in Section 2.4(a).

“Company IP Rights” shall mean (A) any and all Intellectual Property used in the conduct of the business of Company; and (B) any and all Company-Owned IP Rights.

“Company Intervening Event” shall have the meaning set forth in Section 5.2(c).

“Company Intervening Event Recommendation Determination Notice” shall have the meaning set forth in Section 5.2(c).

“Company Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or would reasonably be expected to be materially adverse to: (a) the business, financial condition, assets (including Intellectual Property), operations or financial performance of Company and its Subsidiaries taken as a whole; or (b) the ability of Company to timely consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Company Material Adverse Effect: (i) conditions generally affecting the industries in which the Company and its Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a materially disproportionate impact on the Company and its Subsidiaries taken as a whole; (ii) any failure by the Company or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Contemplated Transactions; (iv) any natural disaster, any public health event (including any epidemic, pandemic, or disease outbreak (including the COVID-19 virus)), or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof to the extent they do not disproportionately affect the Company and its Subsidiaries taken as a whole; (v) any specific action taken at the written request of Yumanity or Merger Sub or expressly required by this Agreement; or (vi) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements.

“Company Material Contract” shall have the meaning set forth in Section 2.9(m).

“Company Non-Voting Common Stock” shall mean the non-voting common stock, $0.0001 par value, of the Company.

“Company Options” shall mean options to purchase shares of Company Common Stock issued or granted by the Company.

“Company-Owned IP Rights” shall mean any and all Intellectual Property owned (or purported to be owned) by the Company or any of its Subsidiaries.

“Company Permits” shall have the meaning set forth in Section 2.11(b).

“Company Product Candidates” shall have the meaning set forth in Section 2.11(d).

“Company Recommendation Determination Notice” shall have the meaning set forth in Section 5.2(c).

“Company Registered Intellectual Property” shall mean all United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names, (D) registered copyrights and applications for copyright registration and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, Company or any of its Subsidiaries.

“Company Regulatory Permits” shall have the meaning set forth in Section 2.11(d).

“Company Restricted Stock” shall mean outstanding shares of Company Common Stock (including shares acquired by the early exercise of a stock option award) that are unvested or are subject to a repurchase option or a risk of forfeiture.

“Company RSU” shall mean a restricted stock unit of Company.

“Company Share Certificate” shall have the meaning set forth in Section 1.6.

“Company Shareholder Support Agreements” shall have the meaning set forth in the Recitals.

“Company Shareholder Written Consent” shall have the meaning set forth in Section 5.2(a).

“Company Subsidiaries” shall have the meaning set forth in Section 2.1(a).

“Company Termination Fee” shall have the meaning set forth in Section 9.3(b).

A “Company Triggering Event” shall be deemed to have occurred if: (i) the Company Board of Directors shall have failed to recommend that the Company’s shareholders vote to approve this Agreement or shall for any reason have withdrawn or shall have modified in a manner adverse to Yumanity the Company Board Recommendation, including pursuant to a Company Board Adverse Recommendation Change; (ii) the Company Board of Directors shall have publicly approved, endorsed or recommended any Acquisition Proposal; (iii) the Company Board of

Directors shall have failed to reaffirm, publicly or directly to its shareholders, the Company Board Recommendation within ten (10) Business Days after Yumanity so requests in writing (provided that not more than three such requests may be made by Yumanity); or (iv) the Company or the Company’s Representatives shall have breached the provisions set forth in Section 4.5 in any material respect that is adverse to Yumanity.

“Company Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2022, provided to Yumanity prior to the date of this Agreement.

“Company Valuation” means $194,000,000.

“Company Voting Common Stock” shall mean the voting common stock, $0.0001 par value, of Company.

“Company Warrants” shall have the meaning set forth in Section 2.3(c).

“Concurrent Financing” shall have the meaning set forth in the Recitals.

“Concurrent Investment Amount” shall mean $27,500,000.

“Concurrent Investor” shall have the meaning set forth in the Recitals.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated March 8, 2022, between the Company and Yumanity.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger, the Concurrent Financing, the Reverse Split (to the extent applicable and deemed necessary by the Parties) and the other transactions and actions contemplated by the Agreement.

“Contract” shall, with respect to any Person, mean any written agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature that is currently in force and to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Costs” shall have the meaning set forth in Section 5.6(a).

“D&O Indemnified Parties” shall have the meaning set forth in Section 5.6(a).

“Deferred Payroll Taxes” shall mean any payroll Taxes with respect to any Pre-Closing Period deferred to any taxable period beginning on or after the date immediately following the Closing Date under the CARES Act, the Families First Coronavirus Response Act, the Coronavirus Preparedness and Response Supplemental Appropriations Act or any similar Law enacted or promulgated in response to or in connection with COVID-19.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Dissenting Shares” shall have the meaning set forth in Section 1.8(a).

“Drug/Device Regulatory Agency” shall have the meaning set forth in Section 2.11(c).

“EEOC” shall have the meaning set forth in Section 2.15(a).

“Effect” shall mean any effect, change, condition, event, circumstance, occurrence, result, state of facts, or development.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, easement, reservation, servitude, adverse title, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” shall have the meaning set forth in Section 9.1(b).

“Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Incentive Plans” shall have the meaning set forth in Section 2.3(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ESPP” shall have the meaning set forth in Section 3.3(b).

“Estimated Net Cash Certificate” shall have the meaning set forth in Section 5.18(b).

“Excess Proceeds” shall mean an amount of cash equal to the gross proceeds from the Permitted Asset Disposition less the amount, if any, by which Yumanity Net Cash set forth on the Yumanity Closing Financial Certificate (calculated for these purposes as if none of the gross proceeds from the Permitted Asset Disposition are received by Yumanity) would be less than $10,000,000.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.7(a).

“Exchange Fund” shall have the meaning set forth in Section 1.7(a).

“Exchange Ratio” shall mean, subject to Section 1.5(f), the quotient determined by dividing the Surviving Corporation Allocation Shares by the Company Outstanding Shares, where:

•

“Company Outstanding Shares” means the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time expressed on a fully diluted and as-converted to Company Common Stock basis and assuming, without limitation, (i) the exercise of all Company Options, Company RSUs and Company Warrants outstanding as of immediately prior to the Effective Time (whether then vested or unvested, exercisable or not exercisable), (ii) the conversion of all of the Company’s outstanding convertible indebtedness and (iii) the issuance of shares of Company Capital Stock in respect of all other options, warrants or rights to receive such shares, including all shares of Company Capital Stock issuable as a dividend that have accrued as of the Effective Time, whether conditional or unconditional and including any options, warrants or rights triggered by or associated with the consummation of the Contemplated Transactions.

•	“Yumanity Allocation Percentage” means the percentage determined by (i) dividing the Yumanity Valuation by (ii) the sum of the Yumanity Valuation plus the Company Valuation.

•

“Yumanity Outstanding Shares” means the total number of shares of Yumanity Common Stock outstanding immediately prior to the Effective Time expressed on a fully diluted and as-converted to Yumanity Common Stock basis (excluding any securities issued in respect of the Concurrent Financing), but assuming, without limitation, (i) the inclusion of all options, warrants or rights to receive such shares (whether then vested or unvested, exercisable or not exercisable, including any Yumanity RSUs and Yumanity Options that are in-the-money but excluding any Yumanity Options that are out-of-the-money), whether conditional or unconditional and including any options, warrants or rights that accelerate upon or are triggered by or associated with the consummation of the Contemplated Transactions, (ii) the inclusion of all restricted stock units of Yumanity, whether conditional or unconditional, and (iii) the inclusion of shares of Yumanity Common Stock issued after the date of this Agreement and prior to the Closing. For purposes of clarity, Yumanity Outstanding Shares shall not include any shares available and reserved for future issuance under the 2016 Plan, the 2018 Plan, the 2021 Plan or the ESPP (but not issued and outstanding) as of immediately prior to the Effective Time.

•

“Yumanity Valuation” means $34,000,000, provided, however, that the Yumanity Valuation shall be (i) increased on a dollar-for-dollar basis by the amount that Yumanity Net Cash at Closing is greater than $10,000,000 and (ii) reduced on a dollar-for-dollar basis by the amount that Yumanity Net Cash at Closing is less than $10,000,000.

•

“Surviving Corporation Allocation Shares” means an amount equal to (i) the quotient determined by dividing the Yumanity Outstanding Shares by the Yumanity Allocation Percentage less (ii) the Yumanity Outstanding Shares.

“Existing Company D&O Policies” shall have the meaning set forth in Section 2.17(b).

“Existing Yumanity D&O Policies” shall have the meaning set forth in Section 3.15(b).

“Financial Statement Delivery Date” shall have the meaning set forth in Section 5.1(a).

“FDA” shall have the meaning set forth in Section 2.11(b).

“FDCA” shall have the meaning set forth in Section 2.11(c).

“Foreign Public Official” means any (i) officer, civil servant, employee, representative, or any other person acting in an official capacity for any Governmental Authority, (ii) officer, employee or representative of any commercial enterprise or entity that is owned or controlled by a Governmental Authority; (iii) officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; (d) Person acting in an official capacity for any Governmental Authority, enterprise or organization identified above; and (e) any political party or official thereof, or any candidate for political office.

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by the Company registering the public offering and sale of Yumanity Common Stock to some or all holders of Company Common Stock in the Contemplated Transactions, including all shares of Yumanity Common Stock to be issued in exchange for all other shares of Company Common Stock in the Contemplated Transactions, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Funded Welfare Plan” shall have the meaning set forth in Section 2.14(c).

“GAAP” shall have the meaning set forth in Section 2.4(a).

“Governmental Authority” shall mean any court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or authority or other body entitled to exercise similar powers or authority.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-Governmental Authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including the Nasdaq Stock Market).

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” shall mean any and all industrial and intellectual property rights and other similar proprietary rights, and all rights associated therewith, throughout the world, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), all rights in invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, all copyrights, copyright registrations and applications therefor (including copyrights in computer software, source code, object code, firmware, development tools, files, records, data, schematics and reports), and all other rights corresponding thereto, all rights in databases and data collections, all moral rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing and, including in each case any and all (1) rights of action arising from the foregoing, including all claims for damages by reason of present, past and future infringement, misappropriation, violation misuse or breach of contract in respect of the foregoing, and present, past and future rights to sue and collect damages or seek injunctive relief for any such infringement, misappropriation, violation, misuse or breach; and (2) income, royalties and any other payments now and hereafter due and/or payable in respect of the foregoing.

“In the Money Yumanity Option” shall mean each Yumanity Option having a per-share exercise price that is less than the closing price per share of Yumanity Common Stock immediately prior to the Effective Time.

“Interim Financials Date” shall have the meaning set forth in Section 5.1(a).

“Interim Financing” means any financing transaction entered into by the Company with one or more investors after the date hereof and prior to the Closing by issuance of Company Common Stock or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, Company Common Stock.

“Investor Agreements” shall have the meaning set forth in Section 5.17(a).

“IRS” shall mean the United States Internal Revenue Service.

“Key Employee” shall mean, with respect to the Company or Yumanity, an executive officer or any employee that reports directly to the Board of Directors or Chief Executive Officer or Chief Operating Officer, as applicable.

“Knowledge” shall mean actual knowledge of the Key Employees after reasonable inquiry of such Key Employee’s personal files and of the direct reports of such Key Employees charged with administrative or operational responsibility for such matter.

“Laws” means applicable laws, statutes, by-laws, rules, regulations, orders, ordinances, protocols, codes, treaties, policies, notices, directions, decrees, judgements, awards or requirements, in each case of any Governmental Authority.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other treaty, law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, code, ordinance, ruling or other requirement having the force of law issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq Stock Market or the Financial Industry Regulatory Authority).

“Liability” shall have the meaning set forth in Section 2.10.

“Lock-up Agreements” shall have the meaning set forth in the Recitals.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall have the meaning set forth in Section 2.14(c).

“Multiple Employer Plan” shall have the meaning set forth in Section 2.14(c).

“Nasdaq Listing Application” shall have the meaning set forth in Section 5.9.

“Ordinary Course of Business” shall mean, in the case of each of the Company and Yumanity and for all periods, such actions taken in the ordinary course of its normal operations and consistent with its past practices, and for periods following the date of this Agreement consistent with its operating plans delivered to the other Party; provided, however, that the Ordinary Course of Business for Yumanity shall also include filings with any Governmental Body to be made by Yumanity that are expressly and specifically contemplated by the Permitted Asset Disposition Agreement.

“Party” or “Parties” shall mean the Company, Merger Sub and Yumanity.

“Permitted Asset Disposition” shall mean the transactions expressly and specifically contemplated by the Permitted Asset Disposition Agreement.

“Permitted Asset Disposition Agreement” shall mean shall mean the Asset Purchase Agreement dated as of the date hereof, between Yumanity and Janssen Pharmaceutica NV.

“Permitted Assets” shall mean all of Yumanity’s rights in its lead product candidate, YTX-7739, its other potential product candidates, YTX-9184 and YTX-8598 and its unencumbered platform discovery targets, C-T and all intellectual property rights, data, regulatory documentation, permits, inventory and supply in respect of the specified product candidates and targets.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Information” means any data or information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural person or household or any other data or information that constitutes “personal data”, “personal information,” “protected health information,” or “personally identifiable information” under any Privacy Obligation.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1.

“Pre-Closing Period” shall have the meaning set forth in Section 5.10(c).

“Privacy Obligation” means any applicable Law, contractual obligation, self-regulatory standard, industry standard, or any consent obtained that is related to privacy, security, data protection, transfer, or other processing of Personal Information.

“Proxy Statement” shall mean the proxy statement in connection with the approval of this Agreement and the Contemplated Transactions to be sent to Yumanity’s stockholders in connection with the Yumanity Stockholders’ Meeting.

“Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Required Company Financials” shall have the meaning set forth in Section 5.1(a).

“Required Company Shareholder Vote” shall have the meaning set forth in Section 2.20.

“Required Yumanity Stockholder Vote” shall have the meaning set forth in Section 3.18.

“Reverse Split” shall have the meaning set forth in Section 5.15.

“Sanctioned Person” means any Person that is the target of Sanctions, including, without limitation, (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, by the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union, or any EU member state, (ii) any Person operating, organized or resident in a Sanctioned Territory, or (iii) any Person owned or controlled by any such Person or Persons.

“Sanctioned Territory” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, the so-called Donetsk People’s Republic, Iran, the so-called Luhansk People’s Republic, North Korea, and Syria).

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including the U.S. Commerce Department, the U.S. Department of Treasury, and the U.S. Department of State), (b) the European Union or any of its member states, (c) the United Nations Security Council, or (d) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Purchase Agreement” shall have the meaning set forth in the Recitals.

“Sensitive Data” means any: (a) Personal Information or (b) trade secret or confidential or proprietary business information.

“Straddle Period” shall mean any taxable period that begins on or before and ends after the Closing Date.

“Subsequent Transaction” shall mean any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” shall mean an unsolicited bona fide Acquisition Proposal (with all references to “more than twenty percent (20%)” or “twenty percent (20%) or more” in the definition of Acquisition Transaction being treated as references to “fifty percent (50%)” for these purposes), that was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement, made by a third party that the Board of Directors of the Company or Yumanity, as applicable, determines in good faith, after consultation with its outside legal counsel and financial advisor(s), and after taking into account all financial, legal, regulatory, and other aspects of such Acquisition Proposal (including the financing terms, the ability of such third party to finance such Acquisition Proposal and the likelihood of consummation thereof), (1) is more favorable from a financial point of view to the Company or Yumanity stockholders, as applicable, than as provided hereunder (including any changes to the terms of this Agreement proposed by either Party in response to such Superior Offer pursuant to and in accordance with the provisions of this Agreement), (2) is reasonably capable of being completed on the terms proposed without unreasonable delay and (3) includes termination rights exercisable by the Party on terms that are not materially less favorable to such Party than the terms set forth in this Agreement, all from a third party capable of performing such terms.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” (and with correlative meaning, “Taxes”) shall mean federal, state, local, non-U.S. or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof of any kind whatsoever, however denominated, and including any fine, penalty, addition to tax or interest imposed by a Governmental Body with respect thereto.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party Expenses” shall mean all reasonable fees and expenses incurred by the Company or Yumanity, as applicable, in connection with this Agreement and the transactions contemplated hereby, including (x) all fees and expenses incurred in connection with the preparation, printing and filing, as applicable, of the Form S-4 Registration Statement (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto) and (y) all fees and expenses incurred in connection with the preparation and filing under any filing requirement of any Governmental Authority applicable to this Agreement and the transactions contemplated hereby.

“Third-Party IP Rights” shall mean any Intellectual Property owned by a third party.

“Trade Control Laws” means those Laws regulating the export, reexport, transfer, disclosure or provision of commodities, software, technology, defense articles or defense services, or imposing trade control sanctions or restrictions on countries or Persons, including: the Export Administration Act of 1979 (Public Law 96-72, as amended); the Export Administration Regulations (15 C.F.R. Parts 730-774); Laws authorizing or implementing Sanctions, including the International Emergency Economic Powers Act (Public Law 95-223), the Trading with the Enemy Act (50 U.S.C. App. §§ 1-44) and 31 C.F.R. Part 500 et seq.; the Arms Export Control Act (Public Law 90-629); ITAR (22 C.F.R. Parts 120-130); export and import Laws and regulations administered by the Bureau of Alcohol, Tobacco, Firearms and Explosives (27 C.F.R. Chapter II); the Foreign Trade Regulations (15 C.F.R. Part 30); U.S. and non-U.S. customs Laws; and any other export controls and customs Laws administered by a U.S. Governmental Body, or by any foreign Governmental Body to the extent compliance with such Laws is not prohibited or penalized by applicable U.S. Law.

“Transaction Litigation” means any Legal Proceeding (including any class action or derivative litigation) asserted, threatened in writing or commenced by, on behalf of or in the name of, against or otherwise involving Yumanity, the Board of Directors of Yumanity, any committee thereof or any of Yumanity’s directors or officers, in each case to the extent relating directly or indirectly to this Agreement, the Merger or any of the Contemplated Transactions or disclosures of a party relating to the Contemplated Transactions (including any such Legal Proceeding based on allegations that Yumanity’s entry into this Agreement or the terms and conditions of this Agreement or any of the Contemplated Transactions constituted a breach of the fiduciary duties of any member of the Board of Directors of Yumanity or any officer of Yumanity).

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“WBCA” shall mean the Washington Business Corporations Act.

“Willful Breach” shall have the meaning set forth in Section 9.2.

“Yumanity” shall have the meaning set forth in the Preamble.

“Yumanity Affiliate” shall mean any Person that is (or at any relevant time was) under common control with Yumanity within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Yumanity Associate” shall mean any current or former employee, independent contractor, officer or director of Yumanity or any Yumanity Affiliate.

“Yumanity Board of Directors” shall mean the board of directors of Yumanity.

“Yumanity Board Recommendation” shall have the meaning set forth in Section 5.3(b).

“Yumanity Board Adverse Recommendation Change” shall have the meaning set forth in Section 5.3(c).

“Yumanity Capital Stock” shall mean the Yumanity Common Stock.

“Yumanity Closing Financial Certificate” means a certificate executed by the Chief Executive Officer of Yumanity, on behalf of Yumanity and not in his personal capacity, dated as of the Closing Date, certifying (A) (i) an itemized list of each element of Yumanity’s consolidated current assets and (ii) an itemized list of each element of Yumanity’s consolidated total current liabilities, (B) the amount of Yumanity Transaction Expenses incurred but unpaid as of the Closing Date (including an itemized list of each Yumanity Transaction Expense and the Person to whom such expense is owed), (C) the amount of Yumanity Debt as of the Closing Date (including an itemized list of each Yumanity Debt and the Person to whom such Yumanity Debt is owed) and (D) the amount of Yumanity Net Cash as of the Closing Date. The Yumanity Closing Financial Certificate shall include a representation of Yumanity, certified by the Chief Executive Officer of Yumanity, that such certificate includes an accurate and correct accounting and calculation of (i) all of the Yumanity Transaction Expenses paid or payable at any time prior to, at or following the Closing Date, (ii) all of the Yumanity Debt outstanding as of the Closing Date and (iii) the amount of Yumanity Net Cash as of the Closing Date.

“Yumanity Common Stock” shall mean the Common Stock, $0.001 par value per share, of Yumanity.

“Yumanity Confidential Information” shall have the meaning set forth in Section 3.6(i).

“Yumanity Contract” shall mean any Contract: (a) to which Yumanity or any of its Subsidiaries is a party; (b) by which Yumanity or any of its Subsidiaries or any Yumanity IP Rights or any other asset of Yumanity or any of its Subsidiaries is or may become bound or under which Yumanity has, or may become subject to, any obligation; or (c) under which Yumanity or any of its Subsidiaries has or may acquire any right or interest.

“Yumanity Debt” means with respect to Yumanity and the Yumanity Subsidiaries, any of the following and, in each case, including all accrued and unpaid interest thereon and any premiums, prepayment penalties, breakage costs and other fees and expenses arising as a result of the payment of any such amount owed: (i) any indebtedness evidenced by any note, bond, debenture or other debt security, (ii) any indebtedness to any lender or creditor under credit facilities of Yumanity, (iii) any indebtedness for the deferred purchase price of property with respect to which Yumanity is liable, contingently or otherwise, as obligor or otherwise, (iv) any drawn amounts under letter of credit arrangements, (v) any cash overdrafts, (vi) any capitalized leases, (vii) any indebtedness under any financial instrument classified as debt, (viii) any notes payable to any of Yumanity’s equity holders or Yumanity’s vendors, customers or third parties, (ix) any accrued and unpaid Taxes of Yumanity for any Pre-Closing Period, whether due before, on or after the Closing Date, (x) any Deferred Payroll Taxes and (xi) any Liability of other Persons of the type described in the preceding clauses (i)-(x) that Yumanity has guaranteed, that is recourse to Yumanity or any of its assets, or that is otherwise the legal Liability of Yumanity. Notwithstanding the foregoing, in no case shall Yumanity Debt include any costs or expenses, including attorney’s fees or settlement costs, incurred in connection with any Transaction Litigation. For purposes of clarity, any liabilities or obligations that reduce the calculation of Yumanity Net Cash as of the Closing Date shall not also be included in the definition of Yumanity Debt as of the Closing Date.

“Yumanity Disclosure Schedule” shall have the meaning set forth in Article 3.

“Yumanity Employee Plan” shall have the meaning set forth in Section 3.12(a).

“Yumanity IP Rights” shall mean (A) any and all Intellectual Property used in the conduct of the business of Yumanity; and (B) any and all Yumanity-Owned IP Rights.

“Yumanity Intervening Event” shall have the meaning set forth in Section 5.3(d).

“Yumanity Intervening Event Recommendation Determination Notice” shall have the meaning set forth in Section 5.3(d).

“Yumanity Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Yumanity Material Adverse Effect, is or would reasonably be expected to be materially adverse to: (a) the business, financial condition, assets (including Intellectual Property), operations or financial performance of Yumanity and the Yumanity Subsidiaries taken as a whole; or (b) the ability of Yumanity to timely consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Yumanity Material Adverse Effect: (i) conditions generally affecting the industries in which Yumanity and the Yumanity Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a materially disproportionate impact on Yumanity and the Yumanity Subsidiaries taken as a whole; (ii) any failure by Yumanity or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions may constitute a Yumanity Material Adverse Effect and may be taken into account in determining whether a Yumanity Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Contemplated Transactions; (iv) any natural disaster, any public health event (including any epidemic, pandemic, or disease outbreak (including the COVID-19 virus)), or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof to the extent they do not disproportionately affect the Company and its Subsidiaries taken as a whole; (v) any specific action taken at the written request of the Company or expressly required by this Agreement; or (vi) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements.

“Yumanity Material Contract” shall have the meaning set forth in Section 3.7(m).

“Yumanity Net Cash” shall mean, in each case as of the close of business on the Business Day prior to the anticipated Closing Date, (a) the sum of (without duplication) Yumanity’s cash and cash equivalents (including any proceeds from a Permitted Asset Disposition that are not distributed to Yumanity Common Stockholders and that are otherwise retained by Yumanity), marketable securities, accounts receivable and other receivables (to the extent in each case determined to be collectible and in any event no more than ninety (90) days outstanding), prepaid expenses that are reasonably likely to be utilized by Yumanity and/or the Surviving Corporation on or following the Closing and listed on Schedule I of the Yumanity Disclosure Schedule and excluding any deposits, in each case determined in a manner consistent with GAAP and Yumanity’s most recent audited financial statements(to the extent applicable), minus (b) Yumanity’s accounts payable and accrued expenses (other than accrued expenses which are Yumanity Transaction Expenses), Yumanity’s and its Subsidiaries’ other liabilities (short term and long term) not included in the definition of Yumanity Debt, in each case determined in a manner consistent with GAAP and Yumanity’s most recent audited financial statements (to the extent applicable), and any liabilities associated with the termination of any Yumanity Contracts, minus

(c) the cash cost of any unpaid change of control payments or severance payments (including any payments to be made pursuant to the executed severance agreements contemplated by Section 8.3(f)), including any COBRA related obligations, that are or become due to any current or former employee, director or independent contractor of Yumanity, minus (d) any Yumanity Debt, minus (e) any remaining unpaid Yumanity Transaction Expenses (including any attorney’s, accountant’s, financial advisor’s or finder’s fees) for which Yumanity or any of its Subsidiaries is liable incurred by Yumanity or any of its Subsidiaries in connection with this Agreement and the Contemplated Transactions or otherwise, minus (f) any unpaid employment Tax, unemployment contributions or other payroll taxes, fees and costs incurred in connection with the grant, exercise, conversion, settlement or cancellation of any Yumanity RSUs, Yumanity Options, or equity compensation and other change in control or severance payments for which Yumanity or its Subsidiaries is liable (including any bonuses payable), minus (g) all actual and reasonably projected costs and expenses relating to the winding down of Yumanity’s prior historical clinical development programs and related operations calculated in a manner consistent with Schedule I of the Yumanity Disclosure Schedule, minus (h) 50% of the aggregate costs for obtaining the D&O tail insurance policy under Section 5.6, minus (i) 50% of all Filing Fees incurred by Yumanity, in accordance with Section 9.3(a), minus (j) 50% of all costs and expenses, including attorney’s fees and settlement costs, incurred in connection with any Transaction Litigation. If, as of Closing, Yumanity continues to own the Permitted Assets, then Yumanity Net Cash will be increased by $7,500,000. If the Required Company Financials have not been delivered to Yumanity in accordance with Section 5.1(a) by July 31, 2022, Yumanity Net Cash shall be increased by $35,000 for each day following July 31, 2022 until the date such Required Company Financials are delivered. For example, if the Required Company Financials are delivered on August 3, 2022, Yumanity Net Cash will be increased by $105,000.

“Yumanity Options” shall mean options to purchase shares of Yumanity Common Stock issued or granted by Yumanity.

“Yumanity-Owned IP Rights” shall mean any and all Intellectual Property owned (or purported to be owned) by Yumanity or any of its Subsidiaries.

“Yumanity Permits” shall have the meaning set forth in Section 3.9(b).

“Yumanity Product Candidates” shall have the meaning set forth in Section 3.9(d).

“Yumanity Recommendation Determination Notice” shall have the meaning set forth in Section 5.3(c).

“Yumanity Registered Intellectual Property” shall mean all United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names, (D) registered copyrights and applications for copyright registration and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, Yumanity or any of its Subsidiaries.

“Yumanity Regulatory Permits” shall have the meaning set forth in Section 3.9(d).

“Yumanity RSA” shall mean a restricted stock award of Yumanity.

“Yumanity RSU” shall mean a restricted stock unit of Yumanity.

“Yumanity SEC Documents” shall have the meaning set forth in Section 3.4(a).

“Yumanity Stockholder Proposals” means proposals to (i) adopt this Agreement, the Contemplated Transactions, the issuance of shares of Yumanity Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and the change of control of Yumanity resulting from the Merger pursuant to the Nasdaq rules, (ii) the issuance of shares of Yumanity Common Stock to the Concurrent Investors in connection with the Concurrent Financing, (iii) adopt an amendment to the Yumanity certificate of incorporation to effect the Reverse Split (to the extent applicable and deemed necessary by the Parties), (iv) approve, if applicable, a Permitted Asset Disposition, to the extent Yumanity reasonably determines (after discussion with outside counsel) that such vote is required under any Legal Requirements, (v) take reasonable action with respect to the approval and adoption of the 2022 Plan in form and substance reasonably acceptable to Yumanity and the Company, and (vi) to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the preceding proposals (i), (ii), (iii) and (iv).

“Yumanity Stockholder Support Agreements” shall have the meaning set forth in the recitals.

“Yumanity Stockholders’ Meeting” shall have the meaning set forth in Section 5.3(a).

“Yumanity Subsidiaries” means any Subsidiary of Yumanity.

“Yumanity Termination Fee” shall have the meaning set forth in Section 9.3(c).

“Yumanity Transaction Expenses” means all fees and expenses incurred by Yumanity in connection with the Contemplated Transactions and this Agreement and the transactions contemplated by this Agreement, including as set forth in Section 9.3(a)(i-ii) and including the Filing Fees, whether or not billed or accrued (including any documented fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants and other advisors of Yumanity and the Yumanity Subsidiaries notwithstanding any contingencies for earn outs or escrows and any unpaid amounts payable by Yumanity in satisfaction of its obligations under Section 5.6(c) for the period after the Closing).

A “Yumanity Triggering Event” shall be deemed to have occurred if: (i) the Yumanity Board of Directors shall have failed to recommend that Yumanity’s stockholders vote to approve the Yumanity Stockholder Proposals or shall for any reason have withdrawn or shall have modified in a manner adverse to the Company the Yumanity Board Recommendation, including pursuant to a Yumanity Board Adverse Recommendation Change; (ii) Yumanity shall have failed to include in the Proxy Statement the Yumanity Board Recommendation; (iii) Yumanity shall have failed to hold the Yumanity Stockholders’ Meeting within fifty (50) days after the Form S-4 Registration

Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such fifty (50) day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); provided that, Yumanity shall have the right to postpone or adjourn the Yumanity Stockholders’ Meeting as permitted in accordance with Section 5.3(a); (iv) the Yumanity Board of Directors shall have publicly approved, endorsed or recommended any Acquisition Proposal; (v) the Yumanity Board of Directors shall have failed to publicly reaffirm the Yumanity Board Recommendation within ten (10) Business Days after the Company so requests in writing (provided that not more than three such requests may be made by the Company); or (vi) Yumanity or any of Yumanity’s Representatives shall have breached the provisions set forth in Section 4.5 in any material respect that is adverse to the Company.

“Yumanity Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of Yumanity prepared in accordance with GAAP and included in Yumanity’s Report on Form 10-Q filed with the SEC for the period ended March 31, 2022.

“Yumanity Warrants” shall have the meaning set forth in Section 3.3(c).